UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Targa Resources Corp.
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TARGA RESOURCES CORP.
811 Louisiana Street
Suite 2100
Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Targa Resources Corp.:

Notice is hereby given that the Annual Meeting of Stockholders of Targa Resources Corp. (the “Company”) will be held at 811 Louisiana Street, Suite 2100, Houston, TX 77002 on May 19, 2020, at 8:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1.	To elect the three Class I Directors named in this proxy statement, each to serve until the 2023 annual meeting of stockholders.
2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2020.
3.

To approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the “Executive Compensation and Other Information” section of the accompanying proxy statement as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis and the accompanying compensation tables and narrative discussions.

4.	To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on March 23, 2020.

YOUR VOTE IS IMPORTANT

Please vote over the internet at www.AALVote.com/TRGP or by phone at 1-866-804-9616 promptly so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

/s/ Regina L. Gregory

Regina L. Gregory

Secretary

Houston, Texas

March 27, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2020:

OUR PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS AND OUR ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT http://www.viewproxy.com/Targa/2020.

TARGA RESOURCES CORP.
(the “Company”)
811 Louisiana Street
Suite 2100
Houston, Texas 77002

PROXY STATEMENT

2020 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of the Company (the “Board of Directors” or “Board”) is providing the information in this proxy statement to you in connection with the solicitation of proxies for the matters to be voted on at the Annual Meeting of Stockholders (the “Annual Meeting”) that will be held May 19, 2020, at 8:00 a.m. Central Time, at 811 Louisiana Street, Suite 2100, Houston, TX 77002. By submitting your proxy card, you authorize the persons named on the proxy card to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

We encourage you to vote your shares prior to the Annual Meeting. If you attend the Annual Meeting, you may vote in person. Only stockholders of the Company (or their authorized representatives) and the Company’s invited guests may attend the Annual Meeting. All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy. You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of your proxy, or by signing and delivering to the Secretary of the Company a proxy card with a later date. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting.

We intend to hold the Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) pandemic; we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting partially or solely by means of remote communication. Please monitor our Annual Meeting website at http://www.viewproxy.com/Targa/2020 for updated information.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), the Company is making this proxy statement and its Annual Report on Form 10-K available to its stockholders electronically via the internet. The Company is sending on or about April 2, 2020, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to its stockholders of record as of the close of business on March 23, 2020, which Notice will include (i) instructions on how to access the Company’s proxy materials electronically, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or e-mail copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the Annual Meeting and voting in person.

Stockholders of Record and Beneficial Owners

Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card for the Annual Meeting.

Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your bank, broker or nominee. The bank, broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the Notice by mail from the stockholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a voting instruction card for the Annual Meeting. To vote electronically over the Internet or by telephone, you should follow the instructions provided to you by your bank, broker or other nominee.

If you are a beneficial owner and want to vote your shares at the Annual Meeting, you will need to ask your bank, broker or other nominee to furnish you with a legal proxy. You will not be able to vote your shares at the Annual Meeting without a legal proxy provided by your bank, broker or other nominee.

If you are a beneficial owner, you must follow the instructions provided to you by your bank, broker or other nominee to revoke prior voting instructions.  Your attendance at the Annual Meeting will not revoke your vote unless you obtain a legal proxy from your bank, broker or other nominee and you vote your shares in person at the Annual Meeting.

QUORUM AND VOTING

Voting Stock. The Company’s common stock, par value $0.001 per share (“common stock”), is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date is entitled to one vote. Following the Annual Meeting, voting results will be tabulated and certified by the inspector of elections appointed by the Board and timely announced by the Company.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting will be the close of business on March 23, 2020. As of the record date, there were a total of 233,108,650 shares of common stock outstanding and entitled to be voted at the Annual Meeting.

Quorum and Adjournments. The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If a quorum is not present, a majority of the stockholders entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Vote Required. The votes required to pass each proposal is as follows:

Proposal	Required Vote for Approval	Broker Discretionary Voting and Impact of Broker Non-Votes	Impact of Abstentions
Item 1 (Election of Directors)

The affirmative vote of a majority of the votes cast with respect to that director’s election (meaning that the number of the votes cast “for” a director’s election must exceed the number of the votes cast “against” that director’s election).

		Brokers do not have discretionary authority to vote on this item. Broker non-votes are not considered votes cast and do not affect the outcome.	Abstentions are not considered votes cast and do not affect the outcome.
Item 2 (Ratification of the Selection of Independent Auditors)	The affirmative vote of a majority of the shares present and entitled to vote.	Brokers have discretionary authority in the absence of timely instructions from their customers to vote on this item. As a result, there will be no broker non-votes with respect to this item.	Abstentions are treated as present and entitled to vote and will have the same effect as a vote against this item.
Item 3 (Advisory Vote to Approve the Compensation of Named Executive Officers)

The affirmative vote of a majority of the shares present and entitled to vote.

This advisory vote is not binding on the Company, the Compensation Committee (as defined herein) or the Board. However, the Compensation Committee and the Board will take into account the result of the vote when determining future executive compensation programs.

		Brokers do not have discretionary authority to vote on this item. Broker non-votes are not entitled to vote and do not affect the outcome.	Abstentions are treated as present and entitled to vote and will have the same effect as a vote against this item.

If your shares of common stock are held in the name of a bank, broker or other holder of record, you will receive instructions from that holder of record that you must follow in order for your shares to be voted at the Annual Meeting. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners.

Default Voting. A proxy card that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy card. If you properly complete and submit a proxy card, but do not indicate any contrary voting instructions, your shares will be voted consistent with the Board of Directors’ recommendation as follows:

•	FOR the election of the three persons named in this proxy statement as the Board of Directors’ nominees for election as Class I Directors, each to serve until the 2023 annual meeting of stockholders.
•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2020.
•	FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of your proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

ITEM ONE
ELECTION OF DIRECTORS

The Board of Directors has nominated the following individuals for election as Class I Directors of the Company to serve for a three-year term to expire at the 2023 annual meeting of stockholders:

Charles R. Crisp

Laura C. Fulton

James W. Whalen

Messrs. Crisp and Whalen and Ms. Fulton are currently serving as directors of the Company. Their biographical information is contained in the “Directors and Executive Officers” section below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting via proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

Our bylaws provide that in an uncontested election, each director will be elected by the affirmative vote of a majority of the votes cast with respect to that director’s election (meaning that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election). Pursuant to our bylaws, each incumbent director nominated for election must submit an irrevocable resignation, contingent on (i) not receiving a majority of the votes cast in an uncontested election, and (ii) acceptance of that proffered resignation by the Board of Directors in accordance with the following policies and procedures. In the event an incumbent director fails to receive a majority of the votes cast in an uncontested election, the Nominating and Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors will act on the proffered resignation, taking into account such committee’s recommendation, and publicly disclose its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety days following certification of the election results. Such committee, in making its recommendation, and the Board of Directors, in making its decision, each may consider any factors and other information that they consider appropriate and relevant. The director whose resignation is being considered will not participate in the deliberations of such committee or the Board of Directors with respect to whether to accept such director’s resignation. If the director’s resignation is not accepted by the Board of Directors, such director will continue to serve until his or her successor is duly elected, or until his or her earlier resignation or removal.

Vote Required

The affirmative vote of a majority of the votes cast with respect to each director’s election is required to elect that director (meaning that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election). If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Please see “Quorum and Voting—Vote Required” for further information regarding the impact of abstentions and broker non-votes.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Item One—Election of Directors” above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age (1)	Position
Joe Bob Perkins	59	Executive Chairman of the Board and Director
Matthew J. Meloy	42	Chief Executive Officer and Director
Patrick J. McDonie	59	President – Gathering and Processing
D. Scott Pryor	57	President – Logistics and Transportation
Robert M. Muraro	43	Chief Commercial Officer
Jennifer R. Kneale	41	Chief Financial Officer
Paul W. Chung	60	Executive Vice President and Senior Legal Advisor
Regina L. Gregory	49	Executive Vice President, General Counsel and Secretary
Clark White	60	Executive Vice President – Engineering and Operations
Julie H. Boushka	57	Senior Vice President and Chief Accounting Officer
Rene R. Joyce	72	Director
James W. Whalen	78	Director
Charles R. Crisp	72	Director
Chris Tong	63	Director
Ershel C. Redd Jr.	72	Director
Laura C. Fulton	56	Director
Waters S. Davis, IV	66	Director
Robert B. Evans	71	Director
Beth A. Bowman	63	Director

__________

(1)	Ages as of March 20, 2020.

Joe Bob Perkins has served as Executive Chairman of the Board of the Company and Targa Resources GP LLC (the “General Partner”) of Targa Resources Partners LP (the “Partnership”) since March 1, 2020 and as a director of the Company and the General Partner since January 2012.  Mr. Perkins previously served as Chief Executive Officer of the Company and the General Partner between January 2012 and March 2020. He also served as President of the Company between the date of its formation on October 2005 and December 2011. Prior to 2005, Mr. Perkins served predecessor Targa companies as President since their founding in 2003.  Prior to that, Mr. Perkins served in various leadership roles within the energy industry across several different companies, had employment experience with companies operating in both the midstream and upstream sectors, and was a management consultant with McKinsey & Company working primarily in energy. Mr. Perkins’ intimate knowledge of all facets of the Company, derived from his past services as President and Chief Executive Officer and his current services as Executive Chairman of the Board and director, coupled with his broad experience in the energy industry, and specifically in the midstream sector, his engineering and business educational background and his experience with the investment community enable Mr. Perkins to provide a valuable and unique perspective to the Board on a range of business and management matters.

James W. Whalen has served as a director of the Company since its formation in October 2005 and of the General Partner since February 2007.  Mr. Whalen previously served as Executive Chairman of the Board of the Company and the General Partner between January 2015 and March 2020.  He also served as director of an affiliate of the Company during 2004 and 2005. Mr. Whalen previously served as Advisor to Chairman and CEO of the Company and the General Partner between January 2012 and December 2014. He served as Executive Chairman of the Board of the Company between October 2010 and December 2011 and of the General Partner between December 2010 and December 2011. He also served as President-Finance and Administration of the Company between January 2006 and October 2010 and the General Partner between October 2006 and December 2010 and for various Targa subsidiaries since November 2005. Between October 2002 and October 2005, Mr. Whalen served as the Senior Vice President and Chief Financial Officer of Parker Drilling Company. Between January 2002 and October 2002, he was the Chief Financial Officer of Diversified Diagnostic Products, Inc. He served as Chief

Commercial Officer of Coral Energy Holding, L.P. (“Coral”) from February 1998 through January 2000. Previously, he served as Chief Financial Officer for Tejas Gas Corporation (“Tejas”) from 1992 to 1998. Mr. Whalen brings a breadth and depth of experience as an executive, Board member, and audit committee member across several different companies and in energy and other industry areas. His valuable management and financial expertise includes an understanding of the accounting and financial matters that the Company and industry address on a regular basis.

Matthew J. Meloy has served as Chief Executive Officer and a director of the Company and the General Partner since March 1, 2020.  Mr. Meloy previously served as President of the Company and the General Partner between March 2018 and March 2020.  Mr. Meloy also served as Executive Vice President and Chief Financial Officer of the Company and the General Partner between May 2015 and February 2018. He also served as Treasurer of the Company and the General Partner until December 2015. Mr. Meloy previously served as Senior Vice President, Chief Financial Officer and Treasurer of the Company between October 2010 and May 2015 and of the General Partner between December 2010 and May 2015. He also served as Vice President—Finance and Treasurer of the Company between April 2008 and October 2010, and as Director, Corporate Development of the Company between March 2006 and March 2008 and of the General Partner between March 2006 and March 2008. He has served as Vice President—Finance and Treasurer of the General Partner between April 2008 and December 15, 2010. Mr. Meloy was with The Royal Bank of Scotland in the structured finance group, focusing on the energy sector from October 2003 to March 2006.  Mr. Meloy’s extensive knowledge of the Company’s operational and strategic initiatives and capital investment program, attained from his service as President for two years and Chief Financial Officer for eight years, combined with his experience in the finance industry, brings operational, financial and capital markets experience to the Board.

Patrick J. McDonie has served as President—Gathering and Processing of the Company and the General Partner since March 2018. Mr. McDonie previously served as Executive Vice President—Southern Field Gathering and Processing of the Company and the General Partner between November 2015 and February 2018. He also served as President of Atlas Pipeline Partners GP LLC (“Atlas”), which was acquired by the Partnership in February 2015, between October 2013 and February 2015. He also served as Chief Operating Officer of Atlas between July 2012 and October 2013 and as Senior Vice President of Atlas between July 2012 and October 2013. He served as President of ONEOK Energy Services Company, a natural gas transportation, storage, supplier and marketing company between May 2008 and July 2012.

D. Scott Pryor has served as President—Logistics and Transportation of the Company and the General Partner, since March 2018. Mr. Pryor previously served as Executive Vice President—Logistics and Marketing of the Company and the General Partner between November 2015 and February 2018. He also served as Senior Vice President—NGL Logistics & Marketing of Targa Resources Operating LLC (“Targa Operating”) and various other subsidiaries of the Partnership between June 2014 and November 2015. He also served as Vice President of Targa Operating between July 2011 and May 2014 and has held officer positions with other Partnership subsidiaries since 2005.

Robert M. Muraro has served as Chief Commercial Officer of the Company and the General Partner since March 2018. Mr. Muraro previously served as Executive Vice President—Commercial of the Company and the General Partner between February 2017 and February 2018. He also served as Senior Vice President—Commercial and Business Development of Targa Midstream Services LLC (“Targa Midstream”) and various other subsidiaries of the Partnership between March 2016 and February 2017. He also served as Vice President—Commercial Development of Targa Midstream and various other subsidiaries of the Partnership between January 2013 and March 2016. He held the position of Director of Business Development between August 2004 and January 2013.

Jennifer R. Kneale has served as Chief Financial Officer of the Company and the General Partner since March 2018. Ms. Kneale previously served as Vice President—Finance of the Company and the General Partner between December 2015 and February 2018. She also served as Senior Director, Finance of the Company and the General Partner between March 2015 and December 2015. She also served as Director, Finance of the Company and the General Partner between May 2013 and February 2015. Ms. Kneale was with Tudor, Pickering, Holt & Co. in its energy private equity group, TPH Partners, from September 2011 to May 2013, most recently serving as Director of Investor Relations.

Paul W. Chung has served as Executive Vice President and Senior Legal Advisor of the Company and the General Partner since March 1, 2020.  Mr. Chung previously served as Executive Vice President, General Counsel and Secretary of the Company since its formation in October 2005 until March 2020 and of the General Partner between October 2006 and March 2020. He also served as an officer of an affiliate of the Company during 2004 and 2005. Mr. Chung served as Executive Vice President and General Counsel of Coral from 1999 to April 2004; Shell Trading North America Company, a subsidiary of Shell Oil Company (“Shell”), from 2001 to April 2004; and Coral Energy, LLC from 1999 to 2001. In these positions, he was responsible for all legal and regulatory affairs. He served as Vice President and Assistant General Counsel of Tejas from 1996 to 1999. Prior to 1996, Mr. Chung held a number of legal positions with different companies, including the law firm of Vinson & Elkins L.L.P.

Regina L. Gregory has served as Executive Vice President, General Counsel and Secretary of the Company and the General Partner since March 1, 2020.  Ms. Gregory previously served as Vice President and Assistant General Counsel of the Company and the General Partner between May 2019 and March 2020 and of certain of the Company’s subsidiaries between April 2019 and March 2020.  From June 2017 until joining the Company in July 2018, she was Senior Vice President, General Counsel and Corporate Secretary of Frontier Midstream Services IV LLC.  She also served as Senior Vice President, General Counsel and Corporate Secretary for the general partner of American Midstream Partners, LP during 2016 and 2017.  Prior to that, she was General Counsel, Vice President, and Corporate Secretary of Traverse Midstream Partners, LP in 2015 and 2016 and the general partner of Access Midstream Partners LP (previously Chesapeake Midstream Partners LP) from 2010 through 2015.  Additionally, Ms. Gregory held a number of legal positions with different companies, including the law firms of Jones Day and Fulbright & Jaworski (now Norton Rose Fulbright).

Clark White has served as Executive Vice President—Engineering and Operations of the Company and the General Partner since November 2015. Mr. White previously served as Senior Vice President—Field G&P of Targa Operating and various other subsidiaries of the Partnership between June 2014 and November 2015. He also served as Vice President of Targa Operating between July 2011 and May 2014 and has held officer positions with other Partnership subsidiaries since 2003.

Julie H. Boushka has served as Senior Vice President and Chief Accounting Officer of the Company and the General Partner since March 2019. Ms. Boushka previously served as Vice President—Controller of the Company, the General Partner and various subsidiaries of the Company between February 2017 and February 2019. She also served as Assistant Controller—Financial Accounting of the Company and the General Partner between November 2016 and February 2017. Ms. Boushka served as a Senior Vice President for Financial Planning and the Chief Risk Officer for Columbia Pipeline Group (“CPG”) between June 2015 and August 2016, where she was responsible for the financial planning function and managing enterprise risk. She also served as the Business Unit Chief Financial Officer of CPG between May 2013 and June 2015, where she was responsible for the accounting and financial planning functions. Prior to that, Ms. Boushka spent approximately 18 years in various roles at El Paso Corporation (and its predecessor, Tenneco, Inc.), including accounting, financial reporting and business development.

Rene R. Joyce has served as a director of the Company since its formation in October 2005 and of the General Partner since October 2006. Mr. Joyce previously served as Executive Chairman of the Board of the Company and the General Partner between January 2012 and December 2014. He also served as Chief Executive Officer of the Company between October 2005 and December 2011 and the General Partner between October 2006 and December 2011. He also served as an officer and director of an affiliate of the Company during 2004 and 2005 and was a consultant for the affiliate during 2003. Mr. Joyce is a director of Apache Corporation. Mr. Joyce served as a consultant in the energy industry from 2000 through 2003 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Joyce served as President of onshore pipeline operations of Coral Energy, LLC, a subsidiary of Shell from 1998 through 1999 and President of energy services of Coral, a subsidiary of Shell which was the gas and power marketing joint venture between Shell and Tejas, during 1999. Mr. Joyce served as President of various operating subsidiaries of Tejas, a natural gas pipeline company, from 1990 until 1998 when Tejas was acquired by Shell. As the founding Chief Executive Officer of the Company, Mr. Joyce brings deep experience in the midstream business, expansive knowledge of the oil and gas industry, as well as relationships with chief executives and other senior management at peer companies, customers and other oil and natural gas companies throughout the world. His experience and industry knowledge, complemented by an engineering and legal educational background, enable Mr. Joyce to provide the Board with executive counsel on the full range of business, technical, and professional matters.

Charles R. Crisp has served as a director of the Company since its formation in October 2005 and of the General Partner since March 2016. He also served as a director of an affiliate of the Company during 2004 and 2005. Mr. Crisp was President and Chief Executive Officer of Coral Energy, LLC, a subsidiary of Shell from 1999 until his retirement in November 2000, and was President and Chief Operating Officer of Coral from January 1998 through February 1999. Prior to this, Mr. Crisp served as President of the power generation group of Houston Industries and, between 1988 and 1996, as President and Chief Operating Officer of Tejas. Mr. Crisp is also a director of Southern Company Gas (formerly known as AGL Resources Inc.), a subsidiary of The Southern Company, EOG Resources Inc. and Intercontinental Exchange Inc. Mr. Crisp brings extensive energy experience, a vast understanding of many aspects of our industry and experience serving on the boards of other public companies in the energy industry. His leadership and business experience and deep knowledge of various sectors of the energy industry bring a crucial insight to the Board of Directors.

Chris Tong has served as a director of the Company since January 2006 and of the General Partner since March 2016. Mr. Tong served as a director of Kosmos Energy Ltd. from 2011 until September 2019. He served as Senior Vice President and Chief Financial Officer of Noble Energy, Inc. from January 2005 until August 2009. He also served as Senior Vice President and Chief Financial Officer for Magnum Hunter Resources, Inc. from August 1997 until December 2004. Prior thereto, he was Senior Vice President of Finance of Tejas Acadian Holding Company and its subsidiaries, including Tejas Gas Corp., Acadian Gas Corporation and Transok, Inc., all of which were wholly-owned subsidiaries of Tejas. Mr. Tong held these positions from August 1996 until August 1997, and had served in other treasury positions with Tejas since August 1989. Mr. Tong brings a breadth and depth of experience as a chief financial officer in the energy industry, a financial executive, a director of other public companies and a member of other audit committees. He brings significant financial, capital markets and energy industry experience to the Board.

Ershel C. Redd Jr. has served as a director of the Company since February 2011 and of the General Partner since March 2016. Mr. Redd has served as a consultant in the energy industry since 2008 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Redd was President and Chief Executive Officer of El Paso Electric Company, a public utility company, from May 2007 until March 2008. Prior to this, Mr. Redd served in various positions with NRG Energy, Inc., a wholesale energy company, including as Executive Vice President—Commercial Operations from October 2002 through July 2006, as President—Western Region from February 2004 through July 2006, and as a director between May 2003 and December 2003. Mr. Redd served as Vice President of Business Development for Xcel Energy Markets, a unit of Xcel Energy Inc., from 2000 through 2002, and as President and Chief Operating Officer for New Century Energy’s (predecessor to Xcel Energy Inc.) subsidiary, Texas Ohio Gas Company, from 1997 through 2000. Mr. Redd brings to the Company extensive energy industry experience, a vast understanding of varied aspects of the energy industry and experience in corporate performance, marketing and trading of natural gas and natural gas liquids, risk management, finance, acquisitions and divestitures, business development, regulatory relations and strategic planning. His leadership and business experience and deep knowledge of various sectors of the energy industry bring a crucial insight to the Board of Directors.

Laura C. Fulton has served as a director of the Company since February 2013 and of the General Partner since March 2016. Ms. Fulton has served as the Vice President Finance of the American Bureau of Shipping since January 2020.  Ms. Fulton served as the Chief Financial Officer of Hi-Crush Proppants LLC from April 2012 until December 2019 and Hi-Crush GP LLC, the general partner of Hi-Crush Partners LP, from May 2012 until May 2019 and its successor, Hi-Crush Inc., from May 2019 to December 2019. From March 2008 to October 2011, Ms. Fulton served as Executive Vice President, Accounting and then Executive Vice President, Chief Financial Officer of AEI Services, LLC (“AEI”), an owner and operator of essential energy infrastructure assets in emerging markets. Prior to AEI, Ms. Fulton spent 12 years with Lyondell Chemical Company in various capacities, including as general auditor responsible for internal audit and the Sarbanes-Oxley certification process, and as the assistant controller. Prior to that, she spent 11 years with Deloitte & Touche in public accounting, with a focus on audit and assurance. As a chief financial officer, general auditor and external auditor, Ms. Fulton brings to the company extensive financial, accounting and compliance process experience. Ms. Fulton’s experience as a financial executive in the energy industry, including her positions with a publicly-traded company and master limited partnership, also brings industry and capital markets experience to the Board.

Waters S. Davis, IV has served as director of the Company since July 2015 and of the General Partner since March 2016. Mr. Davis has served as President of National Christian Foundation, Houston since July 2014. Mr. Davis was Executive Vice President of NuDevco LLC (“NuDevco”) from December 2009 to December 2013. Prior to his employment with NuDevco, he served as President of Reliant Energy Retail Services from June 1999 to January 2002 and as Executive Vice President of Spark Energy from April 2007 to November 2009. He previously served as a senior executive at a number of private companies and as an advisor to a private equity firm, providing operational and strategic guidance. Mr. Davis also serves as a director of Milacron Holdings Corp. Mr. Davis brings expertise in the retail energy, midstream and services industries, which enhances his contributions to the Board of Directors.

Robert B. Evans has served as a director of the Company since March 2016 and of the General Partner since February 2007. Mr. Evans is also a director of New Jersey Resources Corporation and One Gas, Inc. Mr. Evans was a director of Sprague Resources GP LLC until October 2018. Mr. Evans was the President and Chief Executive Officer of Duke Energy Americas, a business unit of Duke Energy Corp., from January 2004 until his retirement in March 2006. Mr. Evans served as the transition executive for Energy Services, a business unit of Duke Energy, during 2003. Mr. Evans also served as President of Duke Energy Gas Transmission beginning in 1998 and was named President and Chief Executive Officer in 2002. Prior to his employment at Duke Energy, Mr. Evans served as Vice President of marketing and regulatory affairs for Texas Eastern Transmission and Algonquin Gas Transmission from 1996 to 1998. Mr. Evans’ extensive experience in the gas transmission and energy services sectors enhances the knowledge of the Board in these areas of the oil and gas industry. As a former President and CEO of various operating companies, his breadth of executive experiences is applicable to many of the matters routinely facing the Partnership.

Beth A. Bowman has served as a director of the Company and the General Partner since September 2018. Ms. Bowman has served as a director of Sprague Resources GP LLC, the general partner of Sprague Resources LP (“Sprague”), since October 2014, and she currently serves on the Audit Committee of Sprague. Ms. Bowman held management positions at Shell Energy North America (US) L.P. (“Shell”) for 17 years until her retirement in September 2015. While at Shell, she held the roles of Senior Vice President of the West and Mexico and later as the Senior Vice President of Sales and Origination for Shell’s North America business. Prior to joining Shell, Ms. Bowman held management positions at Sempra Energy Trading and Sempra’s San Diego Gas & Electric utility in various areas including trading and marketing, risk management, fuel and power supply, regulatory, finance and engineering. Ms. Bowman also served on the board of the California Power Exchange and the board of the California Foundation of Energy and Environment from 2004 until 2015. Ms. Bowman’s extensive energy industry background, including her experience in origination, commodities markets and risk management enhances the knowledge of the Board in these areas of the oil and gas industry.

MEETINGS AND COMMITTEES OF DIRECTORS

Board of Directors

Our Board of Directors consists of eleven members. The Board of Directors reviewed the independence of our directors using the independence standards of the New York Stock Exchange (“NYSE”) and various other factors discussed under “Director Independence” and, based on this review, determined that Mses. Bowman and Fulton and Messrs. Crisp, Davis, Evans, Joyce, Redd and Tong are independent within the meaning of the NYSE listing standards currently in effect. The Board held nine meetings during 2019.  In addition, the independent members of the Board of Directors regularly meet in executive session without the presence of the CEO or other members of management.  During 2019, each of the directors that served on the Board of Directors during the year attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which that director served.

Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2020, 2021 and 2022, respectively. The Class I directors are Messrs. Crisp and Whalen and Ms. Fulton, the Class II directors are Messrs. Evans, Redd and Perkins and Ms. Bowman and the Class III directors are Messrs. Davis, Joyce, Meloy and Tong. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

Committees of the Board of Directors

Our Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee and Risk Management Committee, and may have such other committees as the Board of Directors shall determine from time to time. Each of the standing committees of the Board of Directors has the composition and responsibilities described below.

Audit Committee

The members of our Audit Committee are Mses. Bowman and Fulton and Mr. Redd. Ms. Fulton is the Chairman of this committee. Our Board of Directors has affirmatively determined that Mses. Bowman and Fulton and Mr. Redd are independent as described in the rules of the NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has also determined that, based upon relevant experience, Ms. Fulton is an “audit committee financial expert” as defined in Item 407 of Regulation S-K.

This committee oversees, reviews, acts on and reports on various auditing and accounting matters to our Board of Directors, including: the selection of our independent auditors, the scope of our annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements and our cybersecurity efforts and measures. We have adopted an Audit Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com. The Audit Committee held four meetings during 2019.

Compensation Committee

The members of our Compensation Committee are Messrs. Crisp, Davis and Evans. Mr. Davis is the Chairman of this committee. This committee establishes salaries, incentives and other forms of compensation for officers and other employees. Our Compensation Committee also administers our incentive compensation and benefit plans. We have adopted a Compensation Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com. The Compensation Committee held three meetings during 2019. Our Board of Directors has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Compensation Committee membership; and (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act.

The Compensation Committee has the authority to retain, compensate, direct, oversee and terminate outside counsel, compensation consultants and other advisors hired to assist the Compensation Committee. In September 2019, the Compensation Committee retained Pearl Meyer & Partners, LLC (the “Compensation Consultant” or “Pearl Meyer”) as its independent compensation consultant for matters related to executive and non-management director compensation. The Compensation Consultant reports to the Compensation Committee and does not provide any additional services to us.

In September 2019, the Compensation Committee considered the independence of Pearl Meyer in light of SEC rules and the NYSE listing standards. The Compensation Committee requested and received a letter from Pearl Meyer addressing the consulting firm’s independence, including the following factors:

•	Other services provided to us by Pearl Meyer;
•	Fees paid by us as a percentage of Pearl Meyer’s total revenue;
•	Policies or procedures maintained by Pearl Meyer that are designed to prevent a conflict of interest;
•	Any business or personal relationships between the individual consultants involved in the engagement and members of the Compensation Committee;

•	Any stock of the Company owned by the individual consultants involved in the engagement; and
•	Any business or personal relationships between our executive officers and Pearl Meyer or the individual consultants involved in the engagement.

The Compensation Committee discussed these considerations and concluded that the work of Pearl Meyer did not raise any conflict of interest.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are Messrs. Crisp, Davis and Tong. Mr. Crisp is the Chairman of this committee. This committee identifies, evaluates and recommends qualified nominees to serve on our Board of Directors, develops and oversees our internal corporate governance processes and maintains a management succession plan. We have adopted a Nominating and Governance Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com. The Nominating and Governance Committee held two meetings during 2019. Our Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent under the NYSE’s rules governing board membership.

In evaluating director candidates, the Nominating and Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties.

Risk Management Committee

The members of our Risk Management Committee are Messrs. Evans, Joyce and Whalen and Ms. Bowman.  Mr. Evans is the Chairman of this committee.  This committee oversees our commodity price and commodity basis risk management and hedging activity.

The primary purpose of our commodity risk management activities is to hedge our exposure to price risk and to mitigate the impact of fluctuations in commodity prices on cash flow.

EXECUTIVE COMPENSATION

2019 CD&A At-A-Glance

This year’s Compensation Discussion and Analysis (CD&A) reviews the objectives and elements of Targa’s executive compensation program and discusses the 2019 compensation earned by our Named Executive Officers (NEOs). It also explains the actions the Compensation Committee took based on its ongoing commitment to consider shareholder feedback and to ensure our senior leadership team remains focused on the seamless execution of our business strategy and delivering shareholder value over the long-term. During 2019 and early 2020, we:

✓Conducted a major shareholder outreach campaign, with a significant focus on executive compensation matters	•Reached out to each of our top 50 shareholders, representing more than 80% of shares outstanding
✓Continued our senior leadership transition plan, which is part of our comprehensive, ongoing multi-year succession planning strategy overseen by our Board of Directors	•Announced the transitions of Mr. Perkins, 2019 CEO, to Executive Chairman (succeeding Mr. Whalen) and Mr. Meloy, 2019 President, to CEO (succeeding Mr. Perkins)
✓Did not grant any special, one-time equity awards	•Reinforced that special, one-time equity award grants are not a regular feature of our program and are not expected to be a material feature of our program going forward
✓Engaged a new independent compensation consulting firm

•Retained Pearl Meyer to gain further insight on current pay practices to ensure that our program effectively balances competitive market practices, investor expectations, best-practice governance standards and our business strategy

✓Updated the compensation peer group to better align with market	•Reduced number of peer companies by consolidating to a simplified, single group
✓Implemented a simplified, single, three-year performance period for long-term equity incentives	•PSUs are earned and vest at the end of a three-year performance period based on relative Total Shareholder Return (TSR)
✓Set target payout under our long-term incentive plan at 55th percentile	•PSUs are not earned at target unless we beat the median of our performance peers
✓Adopted a formal, comprehensive clawback policy that better aligns with best practices

•All performance-based incentive awards or payments (both short term cash and long-term equity) for our Section 16 officers may be subject to clawback in the event of restatement of financial results or other events that negatively impact our company

✓Improved our compensation disclosure with respect to annual incentives	•Provided clearer, simplified, more transparent and shareholder-friendly communication about how annual incentives are determined
✓Eliminated single-trigger equity vesting upon a change-in-control (CIC) for our NEOs	•All equity incentive awards to our NEOs starting in 2020 will have double-trigger vesting following a CIC

More details about our shareholder outreach efforts, our 2019 business achievements and the resulting compensation actions taken by the Compensation Committee are in the following pages of our CD&A.

2019 Named Executive Officers

Name	Position as of December 31, 2019
Joe Bob Perkins	Chief Executive Officer (CEO)
Matthew J. Meloy	President
Jennifer R. Kneale	Chief Financial Officer (CFO)
Patrick J. McDonie	President – Gathering and Processing
D. Scott Pryor	President – Logistics and Transportation
Robert M. Muraro	Chief Commercial Officer

Leadership Transition

As part of a leadership transition plan announced in July 2019, Matthew J. Meloy became our Chief Executive Officer effective March 1, 2020 at which time Joe Bob Perkins, our former Chief Executive Officer, became Executive Chairman of our Board of Directors.

Some of the changes discussed in this CD&A regarding compensation opportunities for 2020 reflect this leadership transition and continued work by the Committee to ensure that compensation opportunities truly reflect market median practice for each of our NEOs.

BOARD RESPONSIVENESS TO SHAREHOLDER FEEDBACK

We regularly meet with our shareholders to discuss business topics, seek feedback on our performance, and address other matters such as executive compensation. We increased the focus and intensity of our stockholder engagement as a result of our most recent say-on-pay vote, which yielded approximately 60% support for our executive compensation program.  With a desire to broaden our perspective and improve our communications related to executive compensation programs and decisions, governance, sustainability and other related matters, we plan to engage in annual outreach with our largest shareholders specifically focused on those topics.  As part of this annual outreach in 2019 we contacted our 50 largest stockholders representing more than 80% of our outstanding shares as of June 30, 2019. We held discussions with 25 shareholders aggregating to more than 60% of our outstanding shares.  These discussions typically included some combination of our lead independent director (who is also a member of the Compensation Committee), our CEO, CFO, and Senior Director of Finance and Investor Relations.  Insights from these meetings were shared with our full Board. Through these exchanges, we gained greater appreciation for our shareholder’s views on how we are managing our programs, where we can strengthen our plan designs, and where we can be clearer in our disclosures about how certain aspects of our compensation programs work.

In the third quarter of 2019 the Compensation Committee retained Pearl Meyer, a leading independent compensation consulting firm, to gain further insight on current pay practices and to help ensure that our approach going forward effectively balances competitive market practices, stockholder expectations, best-practice governance standards, and our business strategy. Pearl Meyer was involved in our preparations for the shareholder outreach discussed above, and they were also involved in assessing the feedback gathered from those discussions.

The result of these efforts includes changes to our programs that more closely align with market best practices and reflect shareholder feedback. We executed on an aggressive, yet thoughtful, implementation timeline to respond to our stakeholders’ priorities, while mitigating any avoidable disruption to the business. We believe those efforts are well summarized in the table below, which includes an overview of feedback from our key stakeholders, and our response to that feedback:

What We Heard	How We Responded
Concern regarding large one-time grant during 2018

These types of awards are not part of our regular practice. No such one‐time awards were granted to any executive officer during 2019 and are not expected to be a material feature of our program going forward.

Annual incentives are discretionary and difficult to understand

In this CD&A, we have improved and simplified the description of how annual incentives work and have provided more clarity around the design, rigor and administration of the 2019 annual incentive plan.

We have also applied formal weights to specific performance categories, with an emphasis on enterprise-wide financial performance, in order to improve transparency.

Including multiple annual performance periods in the assessment of performance for our long-term performance share unit (PSU) plan was viewed by some observers as partially short term

Starting with awards granted after January 1, 2020, PSUs under the long-term equity incentive plan will vest based on Total Shareholder Return (TSR) relative to a performance peer group at the end of a single three‐year performance measurement period.

There needs to be a sufficiently robust market-based clawback policy

Effective December 5, 2019, our Board adopted a market-based clawback policy such that all performance-based incentive awards or payments (both short term cash and long term equity) for our Section 16 officers may be subject to clawback in the event of a material restatement of financial results or conduct by a Section 16 officer that materially and negatively impacts our stock or financial performance

Using multiple peer groups for compensation comparisons seems overly complicated

For 2020, we developed a simplified Compensation Peer Group to more closely align with our industry and operations, and to provide a more focused market reference point with a better overall correlation to our organization.

Single-trigger vesting of equity upon a CIC is no longer typical market practice	Beginning with 2020 grants, all equity incentive awards to our NEOs will have double-trigger vesting in the context of a CIC

2019 EXECUTIVE COMPENSATION PROGRAM SNAPSHOT

Compensation Philosophy and Guiding Principles

The philosophy underlying our executive compensation program is to employ the best leaders in our industry to ensure we execute on our business goals, promote both short-and long-term profitable growth of the Company and create long-term shareholder value. As such, our program is grounded in the following principles:

•

Competition with Peers. Our executive compensation program should enable us to attract and retain key executives by providing a total compensation program that is competitive with the market in which we compete for executive talent, which encompasses not only diversified midstream companies but also other companies in the energy industry.

•

Accountability for Performance. Our executive compensation program should ensure an alignment between our strategic, operational and financial performance and the total compensation received by our NEOs. This includes providing compensation for performance that reflects individual and company performance both in absolute terms and relative to our Peer Group.

•

Alignment with Shareholder Interests. Our executive compensation program should ensure a balance between short-term and long-term compensation while emphasizing at-risk or variable compensation.  Providing compensation that is based on our performance acts as a valuable means of supporting our strategic goals and business objectives and aligning the interests of our NEOs with those of our shareholders.

Elements of Pay

Our compensation philosophy is supported by the following principal pay elements:

Element	Key Characteristics	Grounding Principles
		Competition	Accountability	Shareholder Alignment
Base Salary	•Annual fixed cash compensation •Critical factor in attracting and retaining qualified talent	✓
Annual Incentives

•Annual variable cash award

•Awards are tied to achievement of key financial, operational, and strategic objectives

•Based upon a rigorous, holistic evaluation of performance, ultimately subject to Compensation Committee business judgement

		✓	✓	✓
Long-Term Incentives

•Provided through a combination of:

•50% Performance share units (PSUs)

•50% Restricted stock units (RSUs)

•Promotes alignment with shareholders by tying a majority of NEO compensation to creation of long-term value and by encouraging NEOs to build meaningful equity ownership stakes

		✓	✓	✓

Pay Mix

We remain committed to our emphasis on at-risk, incentive-based pay – with payouts tied to our performance against several strategic and financial objectives including relative TSR, and realizable pay heavily dependent upon our ability to grow shareholder value. The charts below show the mix of total direct compensation of our CEO and our other NEOs for 2019. These charts illustrate that a majority of NEO total direct compensation is at-risk (90% for our CEO and an average of 84% for our other NEOs).

TARGET TOTAL DIRECT COMPENSATION MIX

CEO Compensation at a Glance

Movement toward better alignment with market. The chart below provides a five-year comparison of CEO actual total compensation to peer group median levels of CEO compensation. As shown, CEO compensation has historically been heavily equity-based, including bonuses typically taken in the form of equity. The pattern of CEO pay shown on the chart reflects in part the Compensation Committee’s efforts over time to better align compensation opportunities for our CEO with the market median.

Five Year History of CEO Pay: Heavily Equity-Based and Aligned with Peer Median ($000)
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$-
Base Salary
Bonus (Cash)
Bonus (Shares)
Restricted Stock (Annual)
Performance Units
Restricted Stock (one-time)
Peer Median
FY2015
FY2016
FY2017
FY2018
FY2019
5 Year Average

The market median reference points shown on the chart reflect peer group compensation data provided to the Compensation Committee in each year by the Committee’s independent consultant.

The Compensation Committee generally desires to be competitive at the market median for total compensation opportunities. Changes to pay levels discussed in this CD&A reflect in part the Committee’s efforts to align NEO compensation more closely with the market median.

Good Governance Foundation

The following practices and policies in our executive compensation program promote sound compensation governance and align the interests of our shareholders and executives:

What We Do	What We Don’t Do

✓Compare total CEO compensation to industry peers

✓Pay a majority of NEO compensation in the form of long-term incentives

✓Tie performance-based units to relative TSR

✓Maintain a comprehensive clawback policy aligned with industry norms*

✓Complete an annual compensation risk assessment

✓Maintain executive and director share ownership guidelines

✓Retain an independent consultant to advise the Committee

xNo employee contracts

xNo single-trigger change-in-control severance arrangements

xNo single-trigger change-in-control vesting for NEO equity awards*

xNo excise tax gross-ups

xNo perquisites or supplemental benefits not generally available to other employees

xNo hedging or purchasing of Company stock on margin

xNo executive compensation practices that promote excessive risk

*New for 2020

Sustainability and ESG

As an energy infrastructure company focused on the transportation and storage of energy products, our operations are essential to the delivery of energy efficiently, safely, and reliably across the United States. At Targa, we have invested billions of dollars each year to build new and expanded assets to deliver energy products that sustain and enhance the quality of life of our citizenry.

We strive to conduct our business safely and with integrity, creating lasting benefits to our stakeholders, including our investors, lenders, customers, employees, business partners, regulators and the communities in which we live and work. The Company’s performance on sustainability factors played a role in 2019 compensation decisions and will continue to play a role in the Compensation Committee’s evaluation of annual incentive compensation.

Throughout our organization, from the top down, we are committed to maintaining and operating our assets safely, efficiently, and in an environmentally responsible manner. This is a commitment that starts with and is maintained by our Board of Directors, where the full Board of Directors is committed to holding the senior management team accountable for upholding commitments to continued efforts around sustainability and ESG, including through administration of the Company’s annual incentive program.

We invite you to review our Sustainability Report, which is available on the Company’s website at http://www.targaresources.com/sustainability/sustainability-report.

WHAT GUIDES OUR PROGRAM

The Decision Making Process

The Role of the Compensation Committee. The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of independent, non-employee members of the Board. The Compensation Committee works very closely with its independent consultant and senior management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in the Compensation Committee’s charter, which may be accessed at our website, www.targaresources.com, by clicking “Investors,” and then “Corporate Governance.”

The Role of Senior Management. Members of our senior management team attend regular meetings where executive compensation, Company and individual performance, and competitive compensation levels and practices are discussed and evaluated. Only the Compensation Committee members are allowed to vote on decisions regarding NEO compensation.

The CEO and President review their recommendations pertaining to NEO pay with the Compensation Committee providing transparency and oversight. Decisions on non-NEO pay are made by the CEO and President. The CEO and President do not participate in the deliberations of the Compensation Committee regarding their own compensation. The members of the Compensation Committee make all final determinations regarding CEO and NEO compensation.

The Role of the Independent Consultant. The Compensation Committee has the authority to engage and retain an independent compensation consultant to provide independent counsel and advice. At least annually, the Compensation Committee formally conducts an evaluation as to the effectiveness of the independent compensation consultant and periodically requests proposals from other potential consulting firms to ensure the independent compensation consultant is meeting its needs. For 2019, the Compensation Committee continued its engagement with BDO USA, LLP (“BDO”) as its independent compensation consultant for matters related to executive and non-management director compensation. BDO’s engagement ended in July 2019, and then the Compensation Committee retained the services of Pearl Meyer as its independent compensation consultant in September 2019 for the remainder of 2019 and for 2020.

Pearl Meyer was engaged in part to support the Compensation Committee’s efforts to conduct a comprehensive analysis of the current executive compensation program, which was in direct response to shareholder feedback following the Company’s 2019 Annual Meeting of Stockholders. Pearl Meyer was selected as the independent consultant after an extensive review process conducted by the Compensation Committee.

The Compensation Committee assessed the independence of BDO in 2018 and Pearl Meyer in 2019, as required under NYSE listing rules. The Compensation Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to the compensation consultants described above. Based on this review, we are not aware of any conflicts of interest raised by the work performed by BDO or Pearl Meyer that would prevent the consultants from serving as an independent advisor to the Compensation Committee.

The Role of Market References in Setting Compensation

2019 Compensation Peer Group. For purposes of setting compensation levels for 2019, the Compensation Committee worked with its independent compensation consultant, BDO, to review market surveys for similarly-sized companies and the compensation peer group compiled from public filings data to provide a reference and framework for decisions about the base salary and target annual and long-term incentives to be provided to each NEO. The Compensation Committee considers this information carefully and generally desires to be competitive at the market median for total compensation opportunities. However, in setting pay levels of our NEOs, the Committee considers a variety of additional factors, including individual performance, competencies, skills, future potential, prior experience, scope of responsibility and accountability within the organization.

Consistent with our historic practices, the 2019 compensation peer group used a combination of three comparator groups: (1) midstream companies, (2) exploration and production companies (E&Ps), and (3) energy utilities. These types of companies provided relevant reference points because they have similar or related operations, compete in the same or similar markets, face similar regulatory challenges and require similar skills, knowledge and experience of their executive officers as we require of our NEOs.

2019 Compensation Peer Group Companies
Midstream Companies	E&Ps	Energy Utilities
Buckeye Partners, L.P.	Apache Corporation	Ameren Corporation
Enable Midstream Partners, L.P.	Cabot Oil & Gas Corporation	Atmos Energy Corporation
Enbridge Energy Partners, L.P.	Chesapeake Energy Corporation	CenterPoint Energy, Inc.
Energy Transfer Equity, L.P.	Cimarex Energy Company	DTE Energy Company
EnLink Midstream Partners, L.P.	Concho Resources, Inc.	Enbridge Inc.
Enterprise Products Partners L.P.	Continental Resources, Inc.	Entergy Corporation
Genesis Energy, L.P.	Devon Energy Corporation	EQT Corporation
Kinder Morgan, Inc.	Diamondback Energy, Inc.	MDU Resources Group, Inc.
Magellan Midstream Partners, L.P.	EOG Resources, Inc.	National Fuel Gas Company
NuStar Energy L.P.	Hess Corporation	NiSource Inc.
ONEOK, Inc.	Marathon Oil Corporation	Public Service Enterprise Group, Inc.
Plains GP Holdings, L.P.	Murphy Oil Corporation	Sempra Energy
Tallgrass Energy Partners, LP	Newfield Exploration Company	The Southern Company
Williams Companies, Inc.	Noble Energy, Inc.	TransCanada Corporation
	Parsley Energy, Inc.	Xcel Energy Inc.
Pioneer Natural Resources Company
QEP Resources, Inc.
Range Resources Corporation
SM Energy Company
Southwestern Energy Company
WPX Energy, Inc.

2020 Compensation Peer Group. For purposes of setting compensation levels for 2020 and in connection with our goal to improve our compensation programs, during 2019 the Compensation Committee worked closely with Pearl Meyer and senior management to develop a new peer group. This revised compensation peer group is more closely aligned with the Company’s industry classification and provides a single comparator group with an industry composition that is better correlated to our organization.

The 2020 compensation peer group consists of a mix of 18 midstream companies and E&Ps.

2020 Compensation Peer Group
Buckeye Partners, L.P.	Magellan Midstream Partners, L.P.
Cheniere Energy, Inc.	Marathon Oil Corporation
Concho Resources, Inc.	Noble Energy, Inc.
Crestwood Equity Partners, L.P.	NuStar Energy L.P.
Devon Energy Corporation	ONEOK, Inc.
Energy Transfer Equity, L.P.	Parsley Energy, Inc.
Enterprise Products Partners L.P.	Pioneer Natural Resources Company
EnLink Midstream Partners, L.P.	Plains All American Pipeline, L.P.
Kinder Morgan, Inc.	Williams Companies, Inc.

2020 Peer Data ($M) – Key Measures (1)
	Revenue	Assets	Total Enterprise Value
75th Percentile	$10,822	$32,868	$45,600
50th Percentile	$7,236	$20,581	$21,748
25th Percentile	$4,117	$10,005	$12,163
Targa	$8,980	$17,569	$18,242
Percentile Rank	63rd	39th	41st
(1)	As presented to the Compensation Committee in September 2019. Source: S&P Capital IQ

2019 Business Overview

The transition of Targa into a fully integrated midstream company with scale and asset diversity is largely complete, with 2019 representing the key inflection point in our corporate life cycle. Since early 2017, we placed in-service approximately $4 billion of projects, including the Grand Prix NGL Pipeline (“Grand Prix”), one of the most strategic projects since our inception, which directly links much of our Gathering and Processing business with other parts of our Downstream business. Grand Prix had a gross cost of approximately $2 billion and is the single largest project in our history, placed in-service largely on-time and on-budget, with significant volumes flowing immediately.

As we look forward, the next phase for Targa is to optimize our existing asset base, and to continue to invest along our core value chain.

2019 EXECUTIVE COMPENSATION PROGRAM IN DETAIL

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. In making base salary decisions, the Compensation Committee considers the CEO’s and President’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The Compensation Committee takes into account factors such as relevant market data as well as individual performance and contributions.

For 2019, the Compensation Committee authorized base salary increases for all of the NEOs in order to align the total direct compensation of these individuals more closely with the total direct compensation provided to similarly situated executives at companies within our 2019 Peer Group, considering company size, and to reflect professional growth and the assumption of additional responsibilities.  The 2019 base salary rates for our NEOs were as follows:

NEO	Prior Salary	Base Salary Effective March 1, 2019	Percent Increase (Approximate)
Joe Bob Perkins	$850,000	$900,000	6%
Matthew J. Meloy	525,000	600,000	14%
Jennifer R. Kneale	350,000	400,000	14%
Patrick J. McDonie	475,000	500,000	5%
D. Scott Pryor	475,000	500,000	5%
Robert M. Muraro	450,000	500,000	11%

Changes in base salary for 2020 are largely reflective of change in role as part of our leadership transition, and a desire to ensure that total compensation opportunities for 2020 are better aligned with market median practice for each of our NEOs.  The March 1, 2020 base salary rates for our current NEOs are as follows:

NEO	Position as of March 1, 2020	Base Salary Effective March 1, 2020	Percent Increase/ (Decrease)
Matthew J. Meloy	CEO	$875,000 (1)	46%
Joe Bob Perkins	Executive Chairman	750,000 (2)	(17%)
Jennifer R. Kneale	CFO	575,000 (3)	44%
Patrick J. McDonie	President — G&P	525,000	5%
D. Scott Pryor	President — Downstream	525,000	5%
Robert M. Muraro	Chief Commercial Officer	525,000	5%

(1) Mr. Meloy’s base salary increase reflects the significant expansion of responsibilities that he will take on as the CEO following March 1, 2020.

(2)Mr. Perkins’ base salary decrease reflects his transition to the Executive Chairman role effective March 1, 2020.

(3)Ms. Kneale’s base salary increase reflects the multi-year transition of her compensation to a level closer to similarly situated officers in connection with her appointment as Chief Financial Officer on March 1, 2018 and reflects the continued expansion of her responsibilities.

Annual Incentives

For 2019, our NEOs were eligible to receive annual incentive awards under the 2019 Annual Incentive Compensation Plan (the “2019 Bonus Plan”), which was approved by the Compensation Committee in January 2019. The funding of the bonus pool and the payment of individual bonuses to executive management, including our NEOs, are subject to the business judgement of the Compensation Committee (following recommendations from our CEO) and will generally be determined near or following the end of the year to which the bonus relates.

Target Bonus Amounts. Target bonus opportunities are expressed as a percentage of base salary and were established based on the NEO’s level of responsibility and ability to impact overall results. The Compensation Committee also considers market data in setting target bonus amounts. The 2019 target bonus opportunities were as follows:

NEO	2019 Target Bonus (as a % of Base Salary)	2019 Target Bonus ($)	2020 Target Bonus (as a % of Salary)
Joe Bob Perkins	230%	$2,070,000	125%
Matthew J. Meloy	200%	1,200,000	200%
Jennifer R. Kneale	100%	400,000	100%
Patrick J. McDonie	100%	500,000	100%
D. Scott Pryor	100%	500,000	100%
Robert M. Muraro	100%	500,000	100%

2019 Bonus Plan Funding Levels. Annual bonus awards are based upon a rigorous evaluation of results across a variety of financial, operational and strategic categories. Performance was measured against a combination of pre-established goals and key strategic business priorities within these categories and assessed based on a holistic evaluation by the Compensation Committee that reflects the complexity of our business and our desire to ensure that decision-making over the short-term remains focused on producing sustainable growth over the long term.

Success levels are evaluated based on past norms, expectations for growth, and unanticipated obstacles or opportunities that arise. Each of the categories in the plan are now given specific weightings: financial (60%), operational (30%), and sustainability (10%).

At the end of the performance year, the Compensation Committee determines the total amount to be allocated to the bonus pool based on its assessment of the Executive Management team’s achievements relative to the pre-established goals and our overall results for the year.

Evaluation of 2019 Performance

Our evaluation of performance in the annual incentive program includes consideration of performance on multiple factors within three general categories and with a safety category overlay:

Category	What it includes	Why it is important
Financial Performance	•Adjusted EBITDA •Balance sheet management	Adjusted EBITDA and balance sheet management together emphasize the importance of profitable growth grounded in prudent fiscal management
Operational Performance	•Volume growth •Commercial execution •Capital discipline •Project execution

Stresses the importance of operational excellence and optimization of asset utilization through increasing volumes, while focused on commercial execution and capital discipline – key drivers of value creation

Sustainability	•Talent management and development •Environmental, social and governance (ESG)

Promotes focus on investment in human capital and on incorporating the interests of all key stakeholders in the execution of our business strategy to help ensure that annual performance leads to sustainable long-term growth

Safety

•A holistic scorecard including quantitative and qualitative evaluation of incident rates, severity, process improvement, etc.

•Operates outside plan as a modifier that can reduce plan payout if performance is below expectations

Stresses critical nature of safe operations and reinforces philosophy that strong safety performance is an expectation and not a justification for increased incentive compensation

The table below provides the more specific items within the first three general categories that our Compensation Committee utilized when setting and determining the 2019 bonuses.

Category	Priorities/Goals	Achievements	Level of Performance
Financial Performance (60%)	EBITDA Goal: $1,300 million	•$1,436 million adjusted EBITDA achievement, despite 15% drop in natural gas and 33% drop in NGL prices during year •Highest EBITDA in Targa’s history	Far Exceeds
Balance Sheet Management: •Minimize external public equity needs •Maintain adequate liquidity to fund ongoing growth program

•Raised $1.7 billion of capital at accretive values (higher than comparable trading multiples) from (i) sale of a 45% interest in Badlands and (ii) sale of an equity method investment

•No equity issued for 2019, self-funded for equity capital

•Raised $2.5 billion from two senior notes offering at attractive terms in volatile market

Exceeds

Operational Performance (30%)	Volume Growth Goal: •20% Permian •10% total Field G&P Grand Prix •Exceed initial expectations for volumes	•Permian: 29% increase in 2019 •Total Field G&P: 12% increase in 2019 •Grand Prix volumes for 2019 were substantially higher than initial expectations	Far Exceeds
	Capital Spending Growth Capital: •$2.3 - $2.4 billion of growth capex •Improve oversight, process on efficiency of capital spending	•Growth capex of just under $2.3 billion •New planning/budgeting approach focused on capital allocation •Implemented new internal processes to provide top-down oversight on spending	Meets
	Commercial Execution: Focus on deals that leverage our integrated platform and increase our fee-based margin	•Successfully executed additional third-party transportation and fractionation contracts of significant size and value •Fee based margin increased from 70% in 2018 to 80% in 2019	Exceeds
	Commercial Execution: Complete 2019 growth program safely and on time	•Placed in service over $4 billion of new projects within budget expectations in the aggregate with strong timing and budgetary execution despite regulatory and other challenges	Meets
Sustainability (10%)	Talent management and development Environmental impact

•Maintained necessary staffing levels and held turnover at 12% flat despite tight labor market

•Added over 150 additional headcount for new facilities

•Completed Targa’s initial sustainability ESG report

Meets

2019 Bonus Plan Payouts. Based on the assessment described above for 2019, the Compensation Committee arrived at an annual bonus pool equal to 1.6 times the target level under the 2019 Bonus Plan. The Compensation Committee considered the Company’s safety performance as part of their overall evaluation. Our safety performance for 2019 included improvements in process and communication and reduction in overall incident rate, but also included an increase in severity.  As a result of their review of safety performance, the Compensation Committee did not to apply a factor to the calculated 1.6 payout shown in the table below.

	Consolidated Performance	Payout Factor	Weight	Weighted Factor
Financial	Far Exceeds	1.8	60%	1.1
Operational	Exceeds	1.4	30%	0.4
Sustainability	Meets	1.0	10%	0.1
TOTAL CALCULATED PAYOUT				1.60

Individual Performance Multiplier. The Compensation Committee also evaluated the executive group and each officer’s individual performance for the year and determined that there were no special circumstances that would be quantified applicable to any named executive officer’s performance for 2019. As a result, the Compensation Committee determined that a performance multiplier of 1.0x should be applied to each named executive officer for 2019 based on the officer’s individual performance and performance as part of the executive team.

Settlement of 2019 Bonus Awards. The following table reflects the actual awards received by our NEOs under the 2019 Bonus Plan:

NEO	Target Bonus ($)	Individual Performance Factor	Company Performance Factor	Actual Bonus Paid (Cash)	Actual Bonus Paid (Shares)(1)
Joe Bob Perkins	$2,070,000	1.00	1.6	$⸻	$3,312,000
Matthew J. Meloy	1,200,000	1.00	1.6	1,920,000	⸻
Jennifer R. Kneale	400,000	1.00	1.6	640,000	⸻
Patrick J. McDonie	500,000	1.00	1.6	800,000	⸻
D. Scott Pryor	500,000	1.00	1.6	800,000	⸻
Robert M. Muraro	500,000	1.00	1.6	800,000	⸻
(1)	Mr. Perkins took 100% of this approved 2019 bonus in the form of restricted stock units at a grant price of $40.72 per share that vest one year from the date of grant.

2020 Target Bonus Opportunities. The table below summarizes target bonus opportunities for our NEOs for 2020.

NEO	Position as of March 1, 2020	2020 Target Bonus (as a % of Base Salary)	2020 Target Bonus ($)
Matthew J. Meloy	CEO	200%	$1,750,000
Joe Bob Perkins	Executive Chairman	125%	937,500
Jennifer R. Kneale	CFO	100%	575,000
Patrick J. McDonie	President — G&P	100%	525,000
D. Scott Pryor	President — Downstream	100%	525,000
Robert M. Muraro	Chief Commercial Officer	100%	525,000

Long-Term Equity Incentives

Equity compensation directly aligns the interests of the NEOs with those of our stockholders. In 2019, the Company granted equity compensation under our Stock Incentive Plan as follows:

Type of Equity Award	Weight	Description
Performance Share Units (PSUs)	50%

Vest at the end of three years contingent on the achievement of the Company’s total shareholder return (TSR) relative to the TSR of a specified comparator group of publicly-traded midstream companies (the “LTIP Peer Group”) measured over designated periods

Restricted Stock Units (RSUs)	50%	Vest in full at the end of a three-year period based solely on continued service; RSUs help to secure and retain executives and instill an ownership mentality

Target long-term equity incentive awards are expressed as a total dollar value based on a percentage of the NEO’s base salary. For awards granted in 2019, the specified percentage of each NEO’s base salary used for purposes of determining the amount of long-term equity incentive awards granted and the corresponding dollar values are set forth in the following table:

NEO	Target Award (as a % of Base Salary)	Target Award ($ Value)	Number of RSUs Granted (#)	Number of PSUs Granted (#)
Joe Bob Perkins	725%	$6,525,000	79,496	79,496
Matthew J. Meloy	500%	3,000,000	36,550	36,550
Jennifer R. Kneale	400%	1,600,000	19,493	19,493
Patrick J. McDonie	325%	1,625,000	19,798	19,798
D. Scott Pryor	325%	1,625,000	19,798	19,798
Robert M. Muraro	325%	1,625,000	19,798	19,798

The number of shares subject to each award is determined by dividing the total dollar value allocated to the award by the ten-day average closing price of the shares measured over a period prior to the date of grant.

2019 PSU Plan Design

PSUs vest dependent on the satisfaction of certain service-related conditions and the Company’s TSR relative to the TSR of the members of the LTIP Peer Group measured over designated periods. For the 2019 PSUs, the LTIP Peer Group was composed of the following companies as of the date of grant:

2019 LTIP Peer Group
Buckeye Partners, L.P.	NuStar Energy, L.P.
Crestwood Equity Partners LP	ONEOK, Inc.
DCP Midstream Partners L.P.	Plains GP Holdings, L.P.
Enable Midstream Partners L.P.	Tallgrass Energy, L.P.
EnLink Midstream Partners L.P.	Williams Companies, Inc.
Genesis Energy, L.P.

The LTIP Peer Group is a subset of the midstream companies included in the 2019 compensation peer group. The LTIP Peer Group is designed to include only those midstream oil & gas companies closest in size to the Company for purpose of the TSR comparison. The Compensation Committee has the ability to modify the LTIP Peer Group in the event a company listed above ceases to be publicly traded or another significant event occurs and a company is determined to no longer be one of the Company’s peers.  The Compensation Committee made a modification to the 2019 LTIP Peer Group due to an acquisition of one of the peer companies that occurred during 2019.

The overall performance period for the 2019 PSUs begins on January 1, 2019 and ends on December 31, 2021. The TSR performance factor is determined by the Compensation Committee at the end of the overall performance period based on relative TSR performance over the designated weighting periods as follows:

Weighting Period	Percent of Award
Annual relative TSR for Year 1	25%
Annual relative TSR for Year 2	25%
Annual relative TSR for Year 3	25%
Cumulative relative TSR over the three-year performance period	25%
100%

With respect to each weighting period, the Compensation Committee determines the “guideline performance percentage,” which could range from 0% to 250%, based upon the Company’s relative TSR performance for the applicable period compared to the LTIP Peer Group as follows:

Relative TSR Attainment	Guideline Performance Percentage* (% of target)
Below 25th percentile	0%
25th percentile	50%
50th Percentile	100%
75th percentile or higher	250%

* Payout for performance between threshold and target or between target and maximum will be calculated using straight line interpolation.

Overall TSR performance results will be calculated by averaging the guideline performance percentage for each weighting period. The average performance percentage may then be decreased or increased by the Compensation Committee in order to address factors such as changes to the performance peers, anomalies in trading during the selected trading days or other business performance matters.  For these purposes, TSR performance is typically calculated as follows, using a 10-day average stock price at the beginning and following the end of each performance period:

TSR =	Average closing price at end of period + dividends paid over period
Average closing price at beginning of period

Provided the NEO remains continuously employed through the end of 2021, then vesting will occur, as soon as practicable following December 31, 2021, when the Compensation Committee determines applicable performance levels. The NEO will receive PSUs equal to the target number awarded multiplied by the final Compensation Committee determined TSR performance factor. Vested PSUs will be settled by the issuance of Company common stock.

In addition, at the time the PSUs are settled, the NEOs would also receive a cash payment equal to the amount of cash dividends accrued with respect to a share of common stock over the three-year period, times the number of shares earned.

2017 – 2019 PSU Plan Payout

The PSUs granted to our NEOs in 2017 were structured similarly to the 2019 PSUs described above and had an aggregate performance period that ended on December 31, 2019.  On January 16, 2020, our Compensation Committee determined that the overall vesting percentage that was earned for the 2017 PSUs was 120% of target grant amounts, and the corresponding shares became vested.

Performance Period	Targa Percentile Rank	Weight	Percent of Target Earned
Year 1 TSR	45th	25%	92%
Year 2 TSR	56th	25%	130%
Year 3 TSR	56th	25%	130%
Cumulative 3 year TSR	56th	25%	130%
Weighted Average			120%

Due to the fact that vesting did not occur until our Compensation Committee determined the achievement of applicable performance goals at the beginning of 2020, these awards were still deemed to be “outstanding” as of December 31, 2019 for purposes of the compensation tables that follow this CD&A.

2020 - 2022 PSU Plan Design

In January 2020 we granted PSU awards to our NEOs that contained certain differences from the PSUs granted in prior years.  The 2020 PSUs will measure performance over a single three-year performance period. We also made a change to our performance peer group, with TSR measured relative to the companies that make up the Alerian US Midstream Index (AMUS), using the following payout schedule:

Relative TSR Attainment vs. Companies in the Alerian US Midstream Index	Guideline Performance Percentage (% of target)
Below 25th percentile	0%
25th percentile	50%
55th percentile	100%
75th percentile or higher	250%

As shown in the table, we also shifted our target payout to 55th percentile to ensure that a target payout requires performance above the median of our performance peers. Payout for performance between threshold and target or between target and maximum will be calculated using straight line interpolation.

OTHER EXECUTIVE COMPENSATION PRACTICES AND POLICIES

Stock Ownership Guidelines

In May 2017, our Compensation Committee adopted Stock Ownership Guidelines for our independent directors and officers. We believe that our Stock Ownership Guidelines align the interests of our named executive officers and independent directors with the interests of our stockholders. The guidelines below were established with advice from the Compensation Consultant and are believed to follow market standards.

Ownership Requirement
Chief Executive Officer	5.0 x base salary
Other NEOs	3.0 x base salary
Nonemployee Directors	5.0 x annual cash retainer

The CEO, executive officers and directors have five years from the date first subject to the guidelines to meet the applicable ownership levels. Stock owned directly by an officer or independent director as well as unvested restricted stock units will count for purposes of determining stock ownership levels.

Anti-Hedging and Anti-Margining Policy

All of our officers, employees and directors are subject to our Insider Trading Policy, which, among other things, prohibits officers, employees and directors from engaging in certain short-term or speculative transactions involving our securities. Specifically, the policy provides that officers, employees and directors may not engage in the following transactions: (i) the purchase of our common stock on margin, (ii) short sales of our common stock, or (iii) the purchase or sale of options of any kind, whether puts or calls, or other derivative securities, relating to our common stock.

Recoupment Clawback Policy

In December 2019, our Board adopted an executive compensation clawback policy which provides that performance-based incentive compensation paid to our officers who are subject to Section 16 of the Exchange Act may be recovered by us in the event of a restatement of the Company's financial results or under certain other circumstances, such as an officer’s misconduct that results in an adverse impact on the Company’s financial performance.  In connection with such events, the Compensation Committee will have the right to require the reimbursement or forfeiture of any performance-based incentive payments, including payments under the annual incentive plan and performance-based PSUs, paid to the officer to the extent permitted by applicable law.  The clawback policy will apply to all performance-based incentive compensation granted following the adoption of the clawback policy.

In addition, the Company will take action to modify the clawback policy to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 should the SEC determine and implement final rules. Furthermore, restricted stock, restricted stock unit and performance share unit agreements covering awards made to our named executive officers and other applicable employees include language providing that any compensation, payments or benefits provided under such an award (including profits realized from the sale of earned shares) are subject to clawback to the extent required by applicable law.

Compensation Risk Assessment

The Compensation Committee reviews the relationship between our risk management policies and compensation policies and practices each year and, for 2019, has concluded that we do not have any compensation policies or practices that expose us to excessive or unnecessary risks that are reasonably likely to have a material adverse effect on us. Because our Compensation Committee retains the sole discretion for determining the actual amount paid to executives pursuant to our annual incentive bonus program, our Compensation Committee is able to assess the actual behavior of our executives as it relates to risk-taking in awarding bonus amounts. In addition, the performance objectives applicable to our annual bonus program consist of diverse company-wide and business unit goals, including commercial, operational and financial goals to support our business plan and priorities, which we believe lessens the potential incentive to focus on meeting certain short-term goals at the expense of longer-term risk. Further, our use of long-term equity incentive compensation for 2019 with three-year vesting periods in combination with meaningful ownership requirements serves our executive compensation program’s goal of aligning the interests of executives and shareholders, thereby reducing the incentives to unnecessary risk-taking.

Retirement, Health and Welfare, and Other Benefits

Employees are eligible to participate in a section 401(k) tax-qualified, defined contribution plan (the “401(k) Plan”), which helps employees save for retirement through a tax-advantaged combination of employee and company contributions and directly manage their retirement plan assets through a variety of investment options. Under the plan, participants may elect to defer up to 30% of their eligible compensation on a pre-tax basis (or on a post-tax basis via a Roth contribution), subject to certain limitations under the Internal Revenue Code of 1986, as amended (the “Code”). In addition, we make the following contributions to the 401(k) Plan for the benefit of our employees, including our NEOs: (i) 3% of the employee’s eligible compensation, and (ii) an amount equal to the employee’s contributions to the 401(k) Plan up to 5% of the employee’s eligible compensation. In addition, we may also make discretionary contributions to the 401(k) Plan for the benefit of employees depending on our performance. Company contributions to the 401(k) Plan may be subject to certain limitations under the Code for certain employees. We do not maintain a defined benefit pension plan or a nonqualified deferred compensation plan for our NEOs or other employees.

All full-time employees, including our NEOs, may participate in our health and welfare benefit programs, including medical, life insurance, dental coverage and disability insurance. It is the Compensation Committee’s policy not to pay for perquisites for any of our NEOs, other than minimal parking subsidies.

Change in Control and Severance Benefits

Our ability to build the exceptional leadership team we have today was due in large part to our having the full complement of compensation tools available to us and the flexibility to use them. This includes the ability to leverage change in control and severance benefits.

The Compensation Committee believes that together, our change in control and severance benefits, which are guided by our governance practices and policies, are well-aligned with those of our peers. More importantly, they foster stability and focus within the senior leadership team by helping to ensure that personal concerns regarding job security do not get in the way of mergers, reorganizations or other transactions that may be in the best interest of shareholders.

Please see “Executive Compensation—Potential Payments Upon Termination or Change in Control” below for further information.

Accounting Considerations

We account for the equity compensation expense for our employees, including our named executive officers, under the rules of Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718, which requires us to record an expense for each award of long-term equity incentive compensation over the vesting period of the award based on the fair value at the grant date.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Tax Considerations

We consider the impact of various tax rules in implementing our compensation program.  Section 162(m) of the Code (“Section 162(m)”) generally limits the deductibility by a corporation of compensation in excess of $1,000,000 paid to certain executive officers.  Due to the fact that our executive officers provide services to both us and to certain non-corporate subsidiaries, we have historically designed incentive awards that are not subject to the deduction limitations of Section 162(m). However, during the 2019 year, new proposed regulations were published with respect to Section 162(m) that will alter the way that compensation is allocated between services to us and our subsidiaries, and certain compensation granted to our covered executive officers may become subject to the deductibility restrictions of 162(m). Our Compensation Committee believes that its primary responsibility is to provide a compensation program that is consistent with its compensation philosophy and supports the achievement of its compensation objectives. Therefore the Compensation Committee has retained the authority to grant appropriate compensation items or awards to our service providers notwithstanding an adverse tax or accounting treatment for that compensation.

Compensation Committee Report

Messrs. Davis, Crisp and Evans are the current members of our Compensation Committee. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our proxy statement. Based on these reviews and discussions, the Compensation Committee recommended to our

Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our proxy statement for filing with the SEC.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Compensation Committee

Waters S. Davis, IV,	Charles R. Crisp,	Robert B. Evans,
Chairman	Committee Member	Committee Member

EXECUTIVE COMPENSATION

Summary Compensation Table for 2019

The following Summary Compensation Table sets forth the compensation of our named executive officers for 2019, 2018 and 2017. Additional details regarding the applicable elements of compensation in the Summary Compensation Table are provided in the footnotes following the table.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards ($) (2) (3)	All Other Compensation (4)	Total
Joe Bob Perkins	2019	$ 891,667	—	$ 11,545,172	$ 23,710	$12,460,549
Chief Executive Officer	2018	833,333	—	12,624,959	23,310	13,481,602
	2017	745,833	—	4,552,878	23,184	5,321,895

Matthew J. Meloy	2019	$ 587,500	$ 1,920,000	$ 3,921,450	$ 23,710	$ 6,452,660
President	2018	516,667	1,115,625	3,914,716	23,037	5,570,045
	2017	472,500	418,800	4,901,220	22,814	5,815,334

Jennifer R. Kneale	2019	$ 391,667	$ 640,000	$ 2,091,404	$ 23,274	$ 3,146,345
Chief Financial Officer	2018	332,500	446,250	1,166,427	22,535	1,967,712

Patrick J. McDonie	2019	$ 495,833	$ 800,000	$ 2,124,127	$ 23,492	$ 3,443,452
President – Gathering and Processing	2018	466,667	807,500	1,803,674	22,928	3,100,769
	2017	422,633	221,000	3,977,300	22,685	4,643,618

D. Scott Pryor	2019	$ 495,833	$ 800,000	$ 2,124,127	$ 23,492	$ 3,443,452
President - Logistics and Transportation	2018	466,667	807,500	1,803,674	22,928	3,100,769
	2017	419,167	221,000	3,969,916	22,630	4,632,713

Robert M. Muraro	2019	$ 491,667	$ 800,000	$ 2,124,127	$ 23,492	$ 3,439,286
Chief Commercial Officer	2018	433,333	765,000	1,666,299	22,764	2,887,396
	2017	331,667	168,000	6,037,998	22,234	6,559,899

(1)

For 2019, amounts reported in the “Bonus” column represents the portion of the bonus awarded pursuant to our 2019 Bonus Plan that was paid to the named executive officers in cash. The Compensation Committee approved settlement of the 2019 bonuses in a combination of cash and restricted stock unit awards. Specifically, the Compensation Committee determined that 100% of our Chief Executive Officer’s total bonus would be settled in the form of restricted stock unit awards, resulting in the Chief Executive Officer receiving restricted stock unit awards with a grant date value corresponding to approximately 160% of his target bonus amounts under the 2019 Bonus Plan.  The Compensation Committee also determined that each other named executive officer’s total bonus amount would be settled in cash. The restricted stock unit awards granted to the Chief Executive Officer will vest in full one year after the date of award, subject to continued employment of the Chief Executive Officer through that date.  These awards were granted on January 16, 2020 and will therefore be reported as equity award compensation in the Summary Compensation Table for 2020 in accordance with SEC rules. Please see “Compensation Discussion and Analysis—Components of Executive Compensation Program for Fiscal 2019—Annual Incentive Bonus.” As discussed above, payments pursuant to our Bonus Plan are discretionary and not based on specific objective performance measures.

(2)

Amounts reported in the “Stock Awards” column for 2019 represent the aggregate grant date fair value of restricted stock unit and performance share unit awards granted under our Stock Incentive Plan in 2019 (including restricted stock unit awards granted on January 17, 2019 in connection with 100% of the bonus for the Chief Executive Officer under the 2018 Bonus Plan that we granted in the form of restricted stock units) computed in accordance with FASB ASC Topic 718, disregarding the estimate of forfeitures. Assumptions used in the calculation of these amounts are included in Note 27—Compensation Plans to our “Consolidated Financial Statements” included in our Annual Report on Form 10-K for fiscal year 2019. Detailed information about the value attributable to specific awards is reported in the table under “—Grants of Plan-Based Awards for 2019” below. The grant date fair value of each restricted stock unit subject to the restricted stock unit awards granted on January 17, 2019, assuming vesting will occur, is $42.83.  The grant date fair value of each performance share unit subject to the performance share unit awards granted on January 17, 2019, assuming vesting will occur, is $64.46, which is the per unit fair value determined using a Monte Carlo Simulation valuation methodology in accordance with FASB ASC Topic 718.  Assuming, instead, a payout percentage for these performance unit awards of 250%, which is the maximum payout percentage under the awards, the aggregate grant date fair value of the equity-settled performance unit awards granted on January 17, 2019 for each named executive officer is as follows: Mr. Perkins – $12,810,780; Mr. Meloy – $5,890,033; Ms. Kneale – $3,141,297; Mr. McDonie – $3,190,448; Mr. Pryor – $3,190,448; and Mr. Muraro – $3,190,448.  For 2018, the Compensation Committee provided that bonuses to our named executive officers under the 2018 Bonus Plan would be (i) 100% restricted stock unit awards equal to the Chief Executive Officer’s total bonus amount and (ii) cash equal to each of the other named executive officer’s total bonus amount. The restricted stock unit award will vest in full three years after the date of award, subject to continued employment of the Chief Executive Officer through that date. Because this award was granted on January 17, 2019, it is reported as compensation in the Summary Compensation Table for 2019 in accordance with SEC rules.  For 2017, the Compensation Committee provided that bonuses to our named executive officers under the 2017 Bonus Plan would be (i) 100% restricted stock unit awards equal to the Chief Executive Officer’s total bonus amount and (ii) a combination of cash equal to 50% of each of the other named executive officer’s total bonus amount and restricted stock unit awards equal to each other named executive officer’s total bonus amount. These restricted stock unit awards will vest in full three years after the date of award, subject to continued employment of the officers through that date. Because these awards were granted on January 17, 2018, they are reported as compensation in the Summary Compensation Table for 2018 in accordance with SEC rules.

(3)

On January 12, 2018, the Compensation Committee awarded a special performance/retention award to Mr. Perkins. The special performance/retention award consisting of 80,000 units was granted in the form of restricted stock units that vested 50% on December 31, 2018 and 50% on December 31, 2019.

(4)

For 2019, “All Other Compensation” includes (i) the aggregate value of all employer-provided contributions to our 401(k) plan and (ii) the dollar value of life insurance premiums paid by the Company with respect to life insurance for the benefit of each named executive officer.

Name	401(k) and Profit Sharing Plan	Dollar Value of Life Insurance Premiums	Total
Joe Bob Perkins	$ 22,400	$ 1,310	$ 23,710
Matthew J. Meloy	22,400	1,310	23,710
Jennifer R. Kneale	22,400	874	23,274
Patrick J. McDonie	22,400	1,092	23,492
D. Scott Pryor	22,400	1,092	23,492
Robert M. Muraro	22,400	1,092	23,492

Grants of Plan-Based Awards for 2019

The following table and the footnotes thereto provide information regarding grants of plan-based equity awards made to the named executive officers during 2019:

Name	Grant Date	Estimated Future Payouts Under Performance Share Unit Awards			Equity Awards: Number of Units	Grant Date Fair Value of Equity Awards (3)
		Threshold (#)	Target (#)	Maximum (#)
Mr. Perkins	01/17/19 (1)	39,748	79,496	198,740	79,496	$ 8,529,126
	01/17/19 (2)				70,419	3,016,046

Mr. Meloy	01/17/19 (1)	18,275	36,550	91,375	36,550	3,921,450

Ms. Kneale	01/17/19 (1)	9,747	19,493	48,733	19,493	2,091,404

Mr. McDonie	01/17/19 (1)	9,899	19,798	49,495	19,798	2,142,127

Mr. Pryor	01/17/19 (1)	9,899	19,798	49,495	19,798	2,124,127

Mr. Muraro	01/17/19 (1)	9,899	19,798	49,495	19,798	2,124,127

(1)

The grants on January 17, 2019 are the annual long-term equity incentive awards for 2019 granted to our named executive officers in the form of restricted stock unit and performance share unit awards granted under our Stock Incentive Plan. For a detailed description of how performance achievements will be determined for performance share units, see “Compensation Discussion and Analysis – 2019 Components of Executive Compensation Program In Detail – 2019 PSU Plan Design.”

(2)

The grant on January 17, 2019 is a restricted stock unit award granted to Mr. Perkins in lieu of 100% of the cash payments under the 2018 Bonus Plan. The restricted stock unit awards that will be granted to Mr. Perkins with respect to the 2019 Bonus Plan were not granted until January 2020, therefore are not reflected within this table.

(3)

The value within the “Grant Date Fair Value of Equity Awards” column was determined by multiplying the shares awarded by the grant date fair value per share computed in accordance with FASB ASC Topic 718: $42.83 for the January 17, 2019 restricted stock unit awards; and $64.46 for the January 17, 2019 performance share units.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

A discussion of 2019 salaries, bonuses, incentive plans and awards is set forth in “Compensation Discussion and Analysis,” including a discussion of the material terms and conditions of the 2019 restricted stock unit and performance share unit awards under our Stock Incentive Plan. Further discussion regarding restricted stock units granted in January 2019 in lieu of a cash payment under our 2018 Bonus Plan are described in our proxy statement for our 2019 annual meeting of stockholders, filed with the Securities and Exchange Commission on March 29, 2019.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table and the footnotes related thereto provide information regarding equity-based awards outstanding as of December 31, 2019 for each of our named executive officers. None of our named executive officers held any outstanding stock option awards as of December 31, 2019.

	Stock Awards
Name	Number of Shares That Have Not Vested (1)	Market Value of Shares That Have Not Vested (2)	Performance Share Units: Number of Unearned Units That Have Not Vested (3)	Performance Share Units: Market or Payout Value of Unearned Units That Have Not Vested (4)
Joe Bob Perkins	307,042	$ 12,536,525	139,891	$ 5,711,750
Matthew J. Meloy	148,136	6,048,393	69,814	2,850,506
Jennifer R. Kneale	77,572	3,167,265	30,154	1,231,188
Patrick J. McDonie	99,029	4,043,354	35,107	1,433,422
D. Scott Pryor	98,897	4,037,965	35,107	1,433,422
Robert M. Muraro	136,956	5,591,913	34,385	1,403,942

(1)	Represents the following shares of restricted stock units (and earned performance units) under our Stock Incentive Plan held by our named executive officers:

	Joe Bob Perkins	Matthew J. Meloy	Jennifer R. Kneale	Patrick J. McDonie	D. Scott Pryor	Robert M. Muraro
January 6, 2016 Award (a)	—	—	10,000	—	—	—
January 20, 2017 Award (b)	25,742	10,190	—	6,929	6,929	7,500
January 20, 2017 Award (c)	—	50,000	30,000	45,000	45,000	60,000
January 20, 2017 Award (d)	30,891	12,228	—	8,315	8,315	9,000
February 28, 2017 Award (e)	7,676	4,383	720	2,610	2,478	974
July 23, 2017 Award (f)	—	—	—	—	—	25,000
August 1, 2017 Award (g)	—	—	7,080	—	—	—
January 17, 2018 Award (h)	46,987	26,383	7,915	11,935	11,935	11,307
January 17, 2018 Award (i)	45,831	8,402	2,364	4,442	4,442	3,377
January 17, 2019 Award (j)	79,496	36,550	19,493	19,798	19,798	19,798
January 17, 2019 Award (k)	70,419	—	—	—	—	—
Total	307,042	148,136	77,572	99,029	98,897	136,956

(a)

The restricted stock units awarded January 6, 2016 vest: (i) 50% on January 6, 2020 and 50% on January 6, 2021, contingent upon continuous employment through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

(b)

The restricted stock units awarded January 20, 2017 are subject to the following vesting schedule: 100% of the restricted stock units vest on January 20, 2020, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.
(c)

The restricted stock units awarded January 20, 2017 as a retention grant vest (i) 30% on January 20, 2021, (ii) 30% on January 20, 2022 and (iii) 40% on January 20, 2023, contingent upon continuous employment through the end of the performance period.  The underlying shares of stock are not issued until vesting at the end of the vesting period.

(d)

The awards in this row originally related to performance share units granted in 2017, but for which the performance period ended on December 31, 2019.  Because the awards were no longer subject to performance conditions, but would not be deemed “vested” until the Compensation Committee determined performance levels in early 2020, they are still deemed to be outstanding for purposes of this table, subject only to time-based vesting requirements. The target awards were multiplied by 120%, the actual adjustment factor applied to the awards upon determination of performance levels in 2020.

(e)

The restricted stock units awarded February 28, 2017 in partial settlement of awards under the 2016 Bonus Plan are subject to the following vesting schedule: 100% of the restricted stock units vest February 28, 2020, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

(f)

The restricted stock units awarded July 23, 2017 as a retention grant vest on July 23, 2020, contingent upon continuous employment through the end of the performance period.  The underlying shares of stock are not issued until vesting at the end of the vesting period.

(g)

The restricted stock units awarded August 1, 2017 are subject to the following vesting schedule: 100% of the restricted stock units vest on August 1, 2020, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

(h)

The restricted stock units awarded January 17, 2018 are subject to the following vesting schedule: 100% of the restricted stock units vest on January 17, 2021, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

(i)

The restricted stock units awarded January 17, 2018 in settlement (with respect to our Chief Executive Officer) and in partial settlement (with respect to the other named executive officers) of awards under the 2017 Bonus Plan are subject to the following vesting schedule: 100% of the restricted stock units vest January 17, 2021, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

(j)

The restricted stock units awarded January 17, 2019 are subject to the following vesting schedule: 100% of the restricted stock units vest on January 17, 2022, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

(k)

The restricted stock units awarded January 17, 2019 in settlement of an award under the 2018 Bonus Plan are subject to the following vesting schedule: 100% of the restricted stock units vest January 17, 2022, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

The treatment of the outstanding restricted stock unit awards upon certain terminations of employment (including retirement) or the occurrence of a change in control is described below under “—Potential Payments Upon Termination or Change in Control.”

(2)

The dollar amounts shown are determined by multiplying the number of shares of restricted stock units reported in the table by the closing price of a share of our common stock on December 31, 2019 ($40.83), which was the last trading day of fiscal 2019. The amounts do not include any related dividends accrued with respect to the awards.

(3)	Represents the following performance share units linked to the performance of the Company’s common stock held by our named executive officers:

	January 17, 2018 Award		January 17, 2019 Award
	Awards Granted	(a) Adjusted for Performance Factor (TSR)	Awards Granted	(b) Adjusted for Performance Factor (TSR)
Joe Bob Perkins	46,987	54,035	79,496	85,856
Matthew J. Meloy	26,383	30,340	36,550	39,474
Jennifer R. Kneale	7,915	9,102	19,493	21,052
Patrick J. McDonie	11,935	13,725	19,798	21,382
D. Scott Pryor	11,935	13,725	19,798	21,382
Robert R. Muraro	11,307	13,003	19,798	21,382

____________

(a)

Reflects the target number of performance share units granted to the named executive officers on January 17, 2018 multiplied by a performance percentage of 115%, which in accordance with SEC rules is the next higher performance level under the award that exceeds 2019 performance.  Vesting of these awards is contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the performance period, which ends December 31, 2020, and the Company’s performance over the applicable performance period measured against a peer group of companies.  The underlying shares of stock are not issued until vesting levels have been determined by the Compensation Committee.

(b)

Reflects the target number of performance share units granted to the named executive officers on January 17, 2019 multiplied by a performance percentage of 108%, which in accordance with SEC rules is the next higher performance level under the award that exceeds 2019 performance.  Vesting of these awards is contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the performance period, which ends December 31, 2021, and the Company’s performance over the applicable performance period measured against a peer group of companies.  The underlying shares of stock are not issued until vesting levels have been determined by the Compensation Committee.

The treatment of the outstanding performance share unit awards upon certain terminations of employment (including retirement) or the occurrence of a change in control is described below under “—Potential Payments Upon Termination or Change in Control.”

(4)

The dollar amounts shown are determined by multiplying the number of shares of performance share units reported in the table by the closing price of a share of our common stock on December 31, 2019 ($40.83), which was the last trading day of fiscal 2019. The amounts do not include any related dividends accrued with respect to the awards.

Option Exercises and Stock Vested in 2019

The following table provides the amount realized during 2019 by each named executive officer upon the vesting of restricted stock and restricted stock units. None of our named executive officers exercised any option awards during the 2019 year and, currently, there are no options outstanding under any of our plans.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Joe Bob Perkins	170,804	$ 7,230,851
Matthew J. Meloy	47,799	2,038,507
Jennifer R. Kneale	7,905	307,220
Patrick J. McDonie	36,174	1,542,182
D. Scott Pryor	39,068	1,669,658
Robert M. Muraro	10,779	417,761

(1)

Computed with respect to the restricted stock awards granted under our Stock Incentive Plan by multiplying the number of shares of stock vesting by the closing price of a share of common stock on the January 19, 2019 vesting date ($43.50), the February 28, 2019 vesting date ($40.24), the August 1, 2019 vesting date ($37.37) and the December 31, 2019 vesting date ($40.83) and does not include associated dividends accrued during the vesting period.

Pension Benefits

Other than our 401(k) Plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments Upon Termination or Change in Control

Aggregate Payments

The table below reflects the aggregate amount of payments and benefits that we believe our named executive officers would have received under the Change in Control Program (described below) and Stock Incentive Plan upon certain specified termination of employment and/or a change in control events, in each case, had such event occurred on December 31, 2019. Details regarding individual plans and arrangements follow the table. The amounts below constitute estimates of the amounts that would be paid to our named executive officers upon each designated event, and do not include any amounts accrued through fiscal 2019 year-end that would be paid in the normal course of continued employment, such as accrued but unpaid salary and benefits generally available to all salaried employees. The actual amounts to be paid are dependent on various factors, which may or may not exist at the time a named executive officer is actually terminated and/or a change in control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Name	Change in Control (No Termination)	Qualifying Termination Following Change in Control	Termination by us without Cause	Termination for Death or Disability
Joe Bob Perkins	$ 20,280,865	$ 29,234,591	—	$ 20,280,865
Matthew J. Meloy	10,423,248	15,881,403	—	10,423,248
Jennifer R. Kneale	5,214,049	7,614,049	—	5,214,049
Patrick J. McDonie	6,497,469	9,560,031	—	6,497,469
D. Scott Pryor	6,490,759	9,548,914	—	6,490,759
Robert R. Muraro	8,395,350	11,453,505	—	8,395,350

Executive Officer Change in Control Severance Program

We adopted the Change in Control Program on and effective as of January 12, 2012. Each of our named executive officers was an eligible participant in the Change in Control Program during the 2019 calendar year.

The Change in Control Program is administered by our Senior Vice President—Human Resources. The Change in Control Program provides that if, in connection with or within 18 months after a “Change in Control,” a participant suffers a “Qualifying Termination,” then the individual will receive a severance payment, paid in a single lump sum cash payment within 60 days following the date of termination, equal to three times (i) the participant’s annual salary as of the date of the Change in Control or the date of termination, whichever is greater, and (ii) the amount of the participant’s annual salary multiplied by the participant’s most recent “target” bonus percentage specified by the Compensation Committee prior to the Change in Control. In addition, the participant (and his eligible dependents, as applicable) will receive the continuation of their medical and dental benefits until the earlier to occur of (a) three years from the date of termination, or (b) the date the participant becomes eligible for coverage under another employer’s plan.

For purposes of the Change in Control Program, the following terms will generally have the meanings set forth below:

Cause means discharge of the participant by us on the following grounds: (i) the participant’s gross negligence or willful misconduct in the performance of his duties, (ii) the participant’s conviction of a felony or other crime involving moral turpitude, (iii) the participant’s willful refusal, after 15 days’ written notice, to perform his material lawful duties or responsibilities, (iv) the participant’s willful and material breach of any corporate policy or code of conduct, or (v) the participant’s willfully engaging in conduct that is known or should be known to be materially injurious to us or our subsidiaries.

Change in Control means any of the following events: (i) any person (other than the Partnership) becomes the beneficial owner of more than 20% of the voting interest in us or in the General Partner, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the General Partner (other than to the Partnership or its affiliates), (iii) a transaction resulting in a person other than Targa Resources GP LLC or an affiliate being the General Partner of the Partnership, (iv) the consummation of any merger, consolidation or reorganization involving us or the General Partner in which less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is beneficially owned by the stockholders of the Company or the General Partner, immediately prior to the consummation of the transaction, or (v) a majority of the members of the Board of Directors or the board of directors of the General Partner is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the applicable Board of Directors before the date of the appointment or election.

Good Reason means: (i) a material reduction in the participant’s authority, duties or responsibilities, (ii) a material reduction in the participant’s base compensation, or (iii) a material change in the geographical location at which the participant must perform services. The individual must provide notice to us of the alleged Good Reason event within 90 days of its occurrence and we have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of the notice of such allegation.

Qualifying Termination means (i) an involuntary termination of the individual’s employment by us without Cause or (ii) a voluntary resignation of the individual’s employment for Good Reason.

All payments due under the Change in Control Program will be conditioned on the execution and non-revocation of a release for our benefit and the benefit of our related entities and agents. The Change in Control Program will supersede any other severance program for eligible participants in the event of a Change in Control, but will not affect accelerated vesting of any equity awards under the terms of the plans governing such awards.

If amounts payable to a named executive officer under the Change in Control Program, together with any other amounts that are payable by us as a result of a Change in Control (collectively, the “Payments”), exceed the amount allowed under section 280G of the Code for such individual, thereby subjecting the individual to an excise tax under section 4999 of the Code, then, depending on which method produces the largest net after-tax benefit for the recipient, the Payments shall either be: (i) reduced to the level at which no excise tax applies or (ii) paid in full, which would subject the individual to the excise tax.

The following table reflects payments that would have been made to each of the named executive officers under the Change in Control Program in the event there was a Change in Control and the officer incurred a Qualifying Termination, in each case as of December 31, 2019.

Name	Qualifying Termination Following Change in Control (1)
Joe Bob Perkins	$ 8,953,726
Matthew J. Meloy	5,458,155
Jennifer R. Kneale	2,400,000
Patrick J. McDonie	3,062,562
D. Scott Pryor	3,058,155
Robert R. Muraro	3,058,155

(1)

Includes 3 years’ worth of continued participation in our medical and dental plans, calculated based on the monthly employer-paid portion of the premiums for our medical and dental plans as of December 31, 2019 for each named executive officer and the officer’s eligible dependents in the following amounts: (a) Mr. Perkins – $43,726, (b) Mr. Meloy – $58,155, (c) Ms. Kneale– 0, (d) Mr. McDonie – $62,562, (e) Mr. Pryor – $58,155, and (f) Mr. Muraro—$58,155.

Stock Incentive Plan

Our named executive officers held outstanding restricted stock units under our form of restricted stock unit agreement (the “Stock Agreement”), and performance share units under our form of performance share unit agreement (the “Performance Agreement”) and the Stock Incentive Plan as of December 31, 2019. If a “Change in Control” occurs and the named executive officer has (i) remained continuously employed by us from the date of grant to the date upon which such Change in Control occurs or (ii) retired following the date of grant and either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company (however, directorships at non-competitors are permitted), through the date of the Change in Control, then, in either case, (a) the restricted stock units granted to the officer under the Stock Agreement, and related dividends then credited to the officer, will fully vest on the date upon which such Change in Control occurs, and (b) the performance share units granted to the officer under the Performance Agreement and related dividends credited to the officer will vest based on a performance factor as of the date of the Change in Control determined by the Compensation Committee. The 2019 performance share units have four separate performance periods: (1) the

2019 calendar year, (2) the 2020 calendar year, (3) the 2021 calendar year, and (4) the entirety of the performance period between January 1, 2019 and December 31, 2021.  Upon a Change in Control transaction, the Compensation Committee will take into account the average of the performance level achieved for each of the four performance periods, using the actual performance level achieved with respect to any completed period, and a deemed performance percentage of 100% for any performance period that has not been completed.  The average percentage may then be decreased or increased by the Compensation Committee in its discretion. The Performance Agreements governing awards granted in 2017 and 2018 vest under the same performance schedules as described above with respect to the 2019 awards, with appropriate adjustments for the years at issue.

Restricted stock units and performance share units granted to a named executive officer under the Stock Agreement and Performance Agreement, and related dividends then credited to the officer, will also fully vest if the named executive officer’s employment is terminated by reason of death or a “Disability” (as defined below). If a named executive officer’s employment with us is terminated for any reason other than death or Disability, then the officer’s unvested restricted stock units and performance share units are forfeited to us for no consideration, except that (other than with respect to retention grants for Mr. Perkins, Mr. Meloy, Ms. Kneale, Mr. McDonie, Mr. Pryor and Mr. Muraro), if a named executive officer retires or otherwise has a voluntary resignation, the officer’s awards will continue to vest on the original vesting schedule if, from the date of the officer’s retirement or termination through the applicable vesting date, the named executive officer has either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company (however, directorships at non-competitors are permitted).

The following terms generally have the following meanings for purposes of the Stock Incentive Plan, Stock Agreements and Performance Agreements:

Affiliate means an entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, us.

Change in Control means the occurrence of one of the following events: (i) any person or group acquires or gains ownership or control (including, without limitation, the power to vote), by way of merger, consolidation, recapitalization, reorganization or otherwise, of more than 50% of the outstanding shares of our voting stock or more than 50% of the combined voting power of the equity interests in the Partnership or the General Partner, (ii) any person, including a group as contemplated by section 13(d)(3) of the Exchange Act, acquires in any twelve-month period (in one transaction or a series of related transactions) ownership, directly or indirectly, of 30% or more of the outstanding shares of our voting stock or of the combined voting power of the equity interests in the Partnership or the General Partner, (iii) the completion of a liquidation or dissolution of us or the approval by the limited partners of the Partnership, in one or a series of transactions, of a plan of complete liquidation of the Partnership, (iv) the sale or other disposition by us of all or substantially all of our assets in one or more transactions to any person other than an Affiliate, (v) the sale or disposition by either the Partnership or the General Partner of all or substantially all of its assets in one or more transactions to any person other than to an Affiliate, (vi) a transaction resulting in a person other than Targa Resources GP LLC or an Affiliate being the General Partner of the Partnership, or (vii) as a result of or in connection with a contested election of directors, the persons who were our directors before such election shall cease to constitute a majority of our Board of Directors.

Disability means a disability that entitles the named executive officer to disability benefits under our long-term disability plan.

The following table reflects amounts that would have been received by each of the named executive officers under the Stock Incentive Plan and related Stock Agreements and Performance Agreements in the event there was a Change in Control or their employment was terminated due to death or Disability, each as of December 31, 2019. The amounts reported below assume that the price per share of our common stock was $40.83, which was the closing price per share of our common stock on December 31, 2019 (the last trading day of fiscal 2019). No amounts are reported assuming retirement as of December 31, 2019, since additional conditions must be met following a named executive officer’s retirement in order for any restricted stock awards or restricted stock units to become vested.

Name	Change in Control		Termination for Death or Disability
Joe Bob Perkins	$ 20,280,865	(1)	$ 20,280,865	(1)
Matthew J. Meloy	10,423,248	(2)	10,423,248	(2)
Jennifer R. Kneale	5,214,049	(3)	5,214,049	(3)
Patrick J. McDonie	6,497,469	(4)	6,497,469	(4)
D. Scott Pryor	6,490,759	(5)	6,490,759	(5)
Robert R. Muraro	8,395,350	(6)	8,395,350	(6)

(1)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column:

(a) $1,051,046, and $281,103, respectively, relate to restricted stock units and related dividend rights granted on January 20, 2017, which are scheduled to vest on January 20, 2020;

(b)   $1,261,280, and $337,330, respectively, relate to performance share units and related dividend rights granted on January 17, 2017, where the performance period ended on December 31, 2019; however, the awards deemed “earned” were still deemed to be outstanding as of December 31, 2019, therefore a Change in Control or termination due to death or Disability could accelerate the time at which the awards could be settled with the executive;

(c) $313,411, and $76,837, respectively, relate to restricted stock units and related dividend rights granted on February 28, 2017, in partial settlement of an award under the 2016 Bonus Plan, which are scheduled to vest on February 28, 2020;

(d) $1,918,479, and $342,065, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, which are scheduled to vest January 17, 2021;

(e) $1,871,280, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, in settlement of an award under the 2017 Bonus Plan, which are scheduled to vest January 17, 2021;

(f) $2,206,249, and $393,375, respectively, relate to performance share units and related dividend rights granted on January 17, 2018, which have an aggregate performance period that will end on December 31, 2020;

(g) $3,245,822, and $289,365, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2019, which are scheduled to vest January 17, 2022;

(h) $2,875,208, and $0, respectively, relate to the restricted stock units and related dividend rights granted on January 17, 2019, in settlement of an award under the 2018 Bonus Plan, which are scheduled to vest January 17, 2022; and

(i) $3,505,500, and $312,515, respectively, relate to performance share units and related dividend rights granted on January 17, 2019, which have an aggregate performance period that will end on December 31, 2021.

(2)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column:

(a) $416,058, and $111,275, respectively, relate to restricted stock units and related dividend rights granted on January 20, 2017, which are scheduled to vest on January 20, 2020;

(b)   $499,269, and $133,530, respectively, relate to performance share units and related dividend rights granted on January 17, 2017, where the performance period ended on December 31, 2019; however, the awards deemed “earned” were still deemed to be outstanding as of 12/31/2019, therefore a Change in Control or termination due to death or Disability could accelerate the time at which the awards could be settled with the executive;

(c) $2,041,500, and $546,000, respectively, relate to restricted stock units awarded January 20, 2017 as a retention grant which vest (i) 30% on January 20, 2021, (ii) 30% on January 20, 2022 and (iii) 40% on January 20, 2023, contingent upon continuous employment;

(d) $178,958, and $43,874, respectively, relate to restricted stock units and related dividend rights granted on February 28, 2017, in partial settlement of an award under the 2016 Bonus Plan, which are scheduled to vest on February 28, 2020;

(e) $1,077,218, and $192,068 respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, which are scheduled to vest January 17, 2021;

(f) $343,054, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, in partial settlement of an award under the 2017 Bonus Plan, which are scheduled to vest January 17, 2021;

(g) $1,238,782, and $220,875, respectively, relate to performance share units and related dividend rights granted on January 17, 2018, which have an aggregate performance period that will end on December 31, 2020;

(h) $1,492,337, and $133,042, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2019, which are scheduled to vest January 17, 2022; and

(i) $1,611,723, and $143,685, respectively, relate to performance share units and related dividend rights granted on January 17, 2019, which have an aggregate performance period that will end on December 31, 2021.

(3)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column:

(a)  $408,300, and $145,600, respectively, relate to restricted stock units and related dividend rights granted on January 6, 2016, which are scheduled to vest (i) 50% on January 6, 2020 and (ii) 50% on January 6, 2021;

(b) $1,224,900, and $327,600, respectively, relate to restricted stock units awarded January 20, 2017 as a retention grant which vest (i) 30% on January 20, 2021, (ii) 30% on January 20, 2022 and (iii) 40% on January 20, 2023, contingent upon continuous employment;

(c) $29,398, and $7,207, respectively, relate to restricted stock units and related dividend rights granted on February 28, 2017, in partial settlement of an award under the 2016 Bonus Plan, which are scheduled to vest on February 28, 2020;

(d) $289,076, and $63,720, respectively, relate to restricted stock units and related dividend rights granted on August 1, 2017, which are scheduled to vest August 1, 2020;

(e) $323,169, and $57,621, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, which are scheduled to vest January 17, 2021;

(f) $96,522, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, in partial settlement of an award under the 2017 Bonus Plan which are scheduled to vest January 17, 2021;

(g) $371,635, and $66,265, respectively, relate to performance share units and related dividend rights granted on January 17, 2018, which have an aggregate performance period that will end on December 31, 2020;

(h) $795,899, and $70,955, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2019, which are scheduled to vest January 17, 2022; and

(i) $859,553, and $76,629, respectively, relate to performance share units and related dividend rights granted on January 17, 2019, December 31, 2021.

(4)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column:

(a) $282,911, and $75,665, respectively, relate to restricted stock units and related dividend rights granted on January 20, 2017, which are scheduled to vest on January 20, 2020;

(b)   $339,501, and $90,798, respectively, relate to performance share units and related dividend rights granted on January 17, 2017, where the performance period ended on December 31, 2019; however, the awards deemed “earned” were still deemed to be outstanding as of 12/31/2019, therefore a Change in Control or termination due to death or Disability could accelerate the time at which the awards could be settled with the executive;

(c) $1,837,350, and $491,400, respectively, relate to restricted stock units awarded January 20, 2017 as a retention grant which vest (i) 30% on January 20, 2021, (ii) 30% on January 20, 2022 and (iii) 40% on January 20, 2023, contingent upon continuous employment;

(d) $106,566, and $26,126, respectively, relate to restricted stock units and related dividend rights granted on February 28, 2017, in partial settlement of an award under the 2016 Bonus Plan, which are scheduled to vest on February 28, 2020;

(e) $487,306, and $86,887, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, which are scheduled to vest January 17, 2021;

(f) $181,367, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, in partial settlement of an award under the 2017 Bonus Plan, which are scheduled to vest January 17, 2021;

(g) $560,402, and $99,920, respectively, relate to performance share units and related dividend rights granted on January 17, 2018, which have an aggregate performance period that will end on December 31, 2020;

(h) $808,352, and $72,065, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2019, which are scheduled to vest January 17, 2022; and

(i) $873,021, and $77,830, respectively, relate to performance share units and related dividend rights granted on January 17, 2019, which have an aggregate performance period that will end on December 31, 2021.

(5)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column:

(a) $282,911, and $75,665, respectively, relate to restricted stock units and related dividend rights granted on January 20, 2017, which are scheduled to vest on January 20, 2020;

(b)   $339, 501, and $90,800, respectively, relate to performance share units and related dividend rights granted on January 17, 2017, where the performance period ended on December 31, 2019; however, the awards deemed “earned” were still deemed to be outstanding as of 12/31/2019, therefore a Change in Control or termination due to death or Disability could accelerate the time at which the awards could be settled with the executive;

(c) $1,837,350, and $491,400, respectively, relate to restricted stock units awarded January 20, 2017 as a retention grant which vest (i) 30% on January 20, 2021, (ii) 30% on January 20, 2022 and (iii) 40% on January 20, 2023, contingent upon continuous employment;

(d) $101,177, and $24,805, respectively, relate to restricted stock units and related dividend rights granted on February 28, 2017, in partial settlement of an award under the 2016 Bonus Plan, which are scheduled to vest on February 28, 2020;

(e) $487,306, and $86,887, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, which are scheduled to vest January 17, 2021;

(f) $181,367, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, in partial settlement of an award under the 2017 Bonus Plan, which are scheduled to vest January 17, 2021;

(g) $560,402, and $99,920, respectively, relate to performance share units and related dividend rights granted on January 17, 2018, which have an aggregate performance period that will end on December 31, 2020;

(h) $808,352, and $72,065, respectively, relate to the restricted stock units and related dividend rights granted on January 17, 2019, which are scheduled to vest January 17, 2022; and

(i) $873,021, and $77,830, respectively, relate to performance share units and related dividend rights granted on January 17, 2019, December 31, 2021.

(6)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column:

(a) $306,225, and $81,900, respectively, relate to restricted stock units and related dividend rights granted on January 20, 2017, which are scheduled to vest on January 20, 2020;

(b)   $367,470, and $98,280, respectively, relate to performance share units and related dividend rights granted on January 17, 2017, where the performance period ended on December 31, 2019; however, the awards deemed “earned” were still deemed to be outstanding as of 12/31/2019, therefore a Change in Control or termination due to death or Disability could accelerate the time at which the awards could be settled with the executive;

(c) $2,449,800, and $655,200, respectively, relate to restricted stock units awarded January 20, 2017 as a retention grant which vest (i) 30% on January 20, 2021, (ii) 30% on January 20, 2022 and (iii) 40% on January 20, 2023, contingent upon continuous employment;

(d) $39,768, and $9,750, respectively, relate to restricted stock units and related dividend rights granted on February 28, 2017, in partial settlement of an award under the 2016 Bonus Plan, which are scheduled to vest on February 28, 2020;

(e) $1,020,750, and $227,500, respectively, relate to the restricted stock units awarded July 23, 2017 as a retention grant, which are scheduled to vest July 23, 2020, contingent upon continuous employment;

(f) $461,665, and $82,314, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, which are scheduled to vest January 17, 2021;

(g) $137,883, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, in partial settlement of an award under the 2017 Bonus Plan, which are scheduled to vest January 17, 2021;

(h) $530,915, and $94,662, respectively, relate to performance share units and related dividend rights granted on January 17, 2018, which have an aggregate performance period that will end on December 31, 2020;

(i) $808,352, and $72,065, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2019, which are scheduled to vest January 17, 2022; and

(j) $873,021, and $77,830, respectively, relate to performance share units and related dividend rights granted on January 17, 2019, December 31, 2021.

Director Compensation

The following table sets forth the compensation earned by our non-employee directors for 2019:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total Compensation
Charles R. Crisp	$ 145,000	$ 135,685	$ 280,685
Ershel C. Redd Jr.	107,500	135,685	243,185
Chris Tong	114,375	135,685	250,060
Laura C. Fulton	122,500	135,685	258,185
Waters S. Davis, IV	130,000	135,685	265,685
Rene R. Joyce	107,500	135,685	243,185
Robert B. Evans	125,000	135,685	260,685
Beth A. Bowman	113,125	135,685	248,810

(1)

Amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of restricted shares of our common stock with a one-year vesting period awarded to the non-employee directors under our Stock Incentive Plan, computed in accordance with FASB ASC Topic 718, disregarding the estimate of forfeitures. For a discussion of the assumptions and methodologies used to value the awards reported in this column, see the discussion contained in the Notes to Consolidated Financial Statements at Note 27 – Compensation Plans included in our Annual Report on Form 10-K for the year ended December 31, 2019. On January 17, 2019, each director received 3,168 restricted shares of our common stock in connection with their 2019 service on our Board of Directors, and the grant date fair value of each share of common stock computed in accordance with FASB ASC Topic 718 was $42.83. As of December 31, 2019, each of the directors still held the outstanding restricted shares granted to them in 2019, and none of our non-employee directors held any outstanding stock options.

Narrative to Director Compensation Table

For 2019, all non-employee directors received a cash retainer of $100,000. The lead director and the Chairman of the Audit Committee each received an additional annual retainer of $20,000, the Chairman of the Compensation Committee received an additional annual retainer of $15,000 and the Chairman of the Nominating and Governance Committee and the Chairman of the Risk Management Committee each received an additional retainer of $10,000. Each committee member received an additional annual retainer of $7,500 for each committee on which they served. Payment of non-employee director retainers are made quarterly. All non-employee directors are reimbursed for out-of-pocket expenses incurred in attending Board of Director and committee meetings.

A director who is also an employee receives no additional compensation for services as a director. Accordingly, Messrs. Whalen and Perkins have been omitted from the table. Because Mr. Perkins is a named executive officer for 2019, the Summary Compensation Table reflects the total compensation he received for services performed for us and our affiliates. Mr. Whalen, who serves as Executive Chairman of the Board is an executive officer who does not receive any additional compensation for services provided as a director. Due to the fact that Mr. Whalen is not a named executive officers his employee compensation is omitted from the table above and the Summary Compensation Table herein.

Director Long-term Equity Incentives. We granted equity awards in January 2019 to our non-employee directors serving at that time under the Stock Incentive Plan. Each of these directors received an award of 3,168 restricted shares of our common stock with a one-year vesting period.  These grants reflect our intent to provide our directors with a target value of approximately $130,000 in annual long-term incentive awards. The awards are intended to align the long-term interests of our directors with those of our shareholders.

Changes for 2020

Director Compensation.  For 2020, the annual cash retainer was increased to $115,000, the equity compensation portion of the retainer was increased to $150,000 and the retainer provided to directors for each committee on which they serve was eliminated. The lead director retainer was increased to $25,000 per year,  the Audit Committee chair retainer was increased to $25,000 per year, the Compensation Committee chair retainer was increased to $20,000 per year, the Nominating and Governance Committee chair retainer was increased to $15,000 per year and the Risk Management Committee chair retainer was increased to $15,000 per year.

Director Long-term Equity Incentives. In January 2020, each of our non-employee directors received an award of 3,684 restricted shares of our common stock under the Stock Incentive Plan with a one-year vesting period, which reflects our desire to increase the target value of the annual awards to approximately $150,000 per year.

Pay Ratio Disclosures

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Joe Bob Perkins, our Chief Executive Officer (our “CEO”).

For 2019, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than the CEO) was $114,112,
•	The annual total compensation of Mr. Perkins was $12,460,549.
•

Based on this information, for 2019 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (“CEO Pay Ratio”) was reasonably estimated to be 109 to 1.

To calculate the CEO Pay Ratio we must identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO. To these ends, we took the following steps:

•

We determined that, as of December 31, 2019, our employee population consisted of approximately 2,680 individuals. This population consisted of our full-time and part-time employees, as we do not have temporary or seasonal workers.

•

We used a consistently applied compensation measure to identify our median employee of comparing the amount of salary or wages, bonuses, company contributions under our 401(k) plan, and the grant date fair value of equity awards determined under FASB ASC Topic 718. We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. For individuals hired after January 1, 2019 that were included in the employee population, we calculated these compensation elements on an annualized basis. We did not make any cost of living adjustments in identifying the median employee

•

We combined all of the elements of the median employee’s compensation for the 2019 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $114,112.

•

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included in Item 11 of Part III of our Annual Report on Form 10-K.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s “Corporate Governance Guidelines” cover the following principal subjects:

•	Role and functions of the Board of Directors
•	Qualifications and independence of directors
•	Size of the Board of Directors and director selection process
•	Committee functions
•	Meetings of non-employee directors
•	Self-evaluation
•	Ethics and conflicts of interest (a copy of the current “Code of Conduct” is posted on the Company’s website at https://targaresources.gcs-web.com/static-files/55a14c3c-691e-406a-b829-7e0fba370b42)
•	Compensation of the Board of Directors
•	Succession planning
•	Access to senior management and to independent advisors
•	New director orientation
•	Continuing education

The Corporate Governance Guidelines are posted on the Company’s website at https://targaresources.gcs-web.com/static-files/13b4bde7-e5e3-45f2-9543-956916917fb6. The Corporate Governance Guidelines will be reviewed periodically, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

Mr. Perkins has served as Executive Chairman of the Board of the Company’s Board of Directors since March 1, 2020 and served as Chief Executive Officer between January 1, 2012 and March 1, 2020.  He has also served as a director of the Company since January 1, 2012.  Mr. Whalen previously served as Executive Chairman of the Board of the Company’s Board of Directors between January 1, 2015 and March 1, 2020 and has served as a director of the Company since its formation in October 2005. Mr. Meloy has served as Chief Executive Officer and as a director of the Company since March 1, 2020. Our bylaws allow the same individual to hold the position of Chief Executive Officer and Chairman of the Board of Directors.

To ensure a strong and independent board, all directors of the Company, other than Messrs. Perkins, Whalen and Meloy, are independent. The independent members of the Board of Directors regularly meet in executive session without the presence of the CEO or other members of management. Mr. Crisp is chair of meetings of the non-management directors.

In his capacity as chair of the meetings of non-management directors, Mr. Crisp provides, in conjunction with the Executive Chairman and the CEO, leadership and guidance to the Board of Directors. He also (i) establishes the agenda for each meeting of the non-management directors and (ii) provides the Board’s guidance and feedback to the Executive Chairman, the CEO and the Company’s management team. All directors are encouraged to suggest the inclusion of agenda items or revisions to meeting materials, and any director is free to raise at any Board meeting items that are not on the agenda for that meeting.

Given the strong leadership of the Company’s Executive Chairman and the CEO, the effective counterbalancing role of the chair of the non-management directors and a Board comprised of strong and independent directors, the Board believes that, at the present time, the current structure of the Board best serves the interests of the Company and its stockholders.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including Mr. Crisp), any committee of the Board of Directors, or our non-management directors as a group, by writing to them at Targa Resources Corp., 811 Louisiana Street, Suite 2100, Houston, Texas 77002, Attention: Secretary. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board of Directors.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that eight non-employee directors (Mses. Bowman and Fulton and Messrs. Crisp, Davis, Evans, Joyce, Redd and Tong) are independent.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors evaluated the members of the Audit Committee in December 2010 for financial literacy and the attributes of a financial expert as well as the Exchange Act independence requirements. The Board of Directors also evaluated new members of the Audit Committee in February 2013 and March 2019 for financial literacy. The Board of Directors determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Ms. Fulton, is an audit committee financial expert as defined by the SEC.

Oversight of Risk Management

Except for the responsibilities of the Audit Committee discussed below, the Board of Directors as a whole (including the committees of the Board of Directors) oversees the assessment of major risks of the Company and the management of such risks. For example, the Board of Directors, including the committees of the Board of Directors:

•

reviews and approves the Company’s annual business plan and capital budget and reviews with management on at least a quarterly basis the Company’s financial performance, including any variations from the annual business plan and capital budget;

•

has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of the Company’s capital expenditures and investments exceeding that authority; and

•	monitors the Company’s interest rate and commodity hedging activities.

The Company’s Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other risks such as the credit risks associated with counterparty exposure and our cybersecurity efforts and measures.   Management and the Company’s external auditors report regularly to the Audit Committee on those subjects. The Board of Directors has considered, and is comfortable with, its choice of leadership structure. Since the Board of Directors’ leadership structure appropriately allows for its role as manager of risks of the Company, such role does not separately impact the Board of Directors’ choice of leadership structure.

Attendance at Annual Meetings

While there is no formal attendance policy, the Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. We anticipate that the majority of our directors will attend the Annual Meeting. All directors serving at the time attended the annual meeting of stockholders in 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 24, 2020 (unless otherwise indicated) held by:

•	each person who beneficially owns more than 5% of our then outstanding shares of common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

The Company owns all of the outstanding Partnership common units of the Partnership. As of March 24, 2020, none of our directors or executive officers owned any Series A Preferred Stock of the Company or the 9.00% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units of the Partnership.

Beneficial ownership is determined under the rules of the SEC. In general, these rules attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and include, among other things, securities that an individual has the right to acquire within 60 days. Unless otherwise indicated, the stockholders identified in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them. Percentage ownership calculations for any security holder listed in the table below are based on 233,108,650 shares of our common stock outstanding on March 24, 2020.

	Targa Resources Corp.
Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
The Vanguard Group (2)	22,740,318	9.76%
Tortoise Capital Advisors, L.L.C (3)	15,282,387	6.56%
T. Rowe Price Associates, Inc. (4)	13,733,989	5.89%
BlackRock, Inc. (5)	13,662,454	5.86%
Harvest Fund Advisors LLC (6)	10,771,264	4.62%
Joe Bob Perkins (7)	800,974	*
Matthew J. Meloy	67,423	*
Jennifer R. Kneale	10,053	*
Patrick J. McDonie	80,634	*
D. Scott Pryor	23,950	*
Robert M. Muraro	23,973	*
Rene R. Joyce (8)	903,187	*
James W. Whalen (9)	699,451	*
Charles R. Crisp	122,123	*
Chris Tong (10)	93,229	*
Robert B. Evans (11)	85,506	*
Ershel C. Redd Jr.	19,962	*
Laura C. Fulton	14,995	*
Waters S. Davis, IV	12,279	*
Beth A. Bowman	5,139	*
All directors and executive officers as a group (19 persons)	3,585,029	1.54%

*	Less than 1%.
(1)	Unless otherwise indicated, the address for all beneficial owners in this table is 811 Louisiana, Suite 2100, Houston, Texas 77002.
(2)

As reported on Schedule 13G/A as of December 31, 2019 and filed with the SEC on February 12, 2020, the business address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355. The Vanguard Group has sole voting power over 180,370 shares of common stock, shared voting power over 66,068 shares of common stock, sole dispositive power over 22,523,432 shares of common stock and shared dispositive power over 216,886 shares of common stock.

(3)

As reported on Schedule 13G as of December 31, 2019 and filed with the SEC on February 14, 2020, the business address for Tortoise Capital Advisors, L.L.C. is 5100 W 115th Place, Leawood, KS 66211.  Tortoise Capital Advisors, L.L.C. has sole voting power over 145,209 shares of common stock, shared voting power over 12,865,304 shares of common stock, sole dispositive power over 145,209 shares of common stock and shared dispositive power over 15,137,178 shares of common stock.

(4)

As reported on Schedule 13G as of December 31, 2019 and filed with the SEC on February 14, 2020, the business address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.  T. Rowe Price Associates, Inc. has sole voting power over 3,486,752 shares of common stock and sole dispositive power over 13,733,989 shares of common stock.

(5)

As reported on Schedule 13G/A as of December 31, 2019 and filed with the SEC on February 6, 2020, the business address for BlackRock, Inc. is 55 East 52nd Street New York, NY 10055. BlackRock, Inc. has sole voting power over 11,923,251 shares of common stock and sole dispositive power over 13,662,454 shares of common stock.

(6)

As reported on Schedule 13G/A as of December 31, 2019 and filed with the SEC on February 14, 2020, the business address for Harvest Fund Advisors LLC is s 100 W. Lancaster Avenue, Suite 200, Wayne, PA 19087. Harvest Fund Advisors LLC has sole voting power and sole dispositive power over 10,771,264 shares of common stock.

(7)

Shares of common stock beneficially owned by Mr. Perkins include: (i) 402,483 shares issued to the Perkins Blue House Investments Limited Partnership (“PBHILP”) and (ii) 93 shares held by Mr. Perkins’ wife. Mr. Perkins is the sole member of JBP GP, L.L.C., one of the general partners of the PBHILP.

(8)

Shares of common stock beneficially owned by Mr. Joyce include: (i) 223,759 shares issued to The Rene Joyce 2010 Grantor Retained Annuity Trust, of which Mr. Joyce and his wife are co-trustees and have shared voting and investment power; and (ii) 401,292 shares issued to The Kay Joyce 2010 Family Trust, of which Mr. Joyce’s wife is trustee and has sole voting and investment power.  795,642 shares of common stock beneficially owned by Mr. Joyce are pledged to a financial institution to secure a loan.

(9)

Shares of common stock beneficially owned by Mr. Whalen include (i) 345,999 shares issued to the Whalen Family Investments Limited Partnership and (ii) 167,050 shares issued to the Whalen Family Investments Limited Partnership 2.

(10)	Shares of common stock beneficially owned by Mr. Tong include 434 shares held by Mr. Tong’s wife.
(11)	Shares of common stock beneficially owned by Mr. Evans include 27,000 shares held by Mr. Evan’s wife.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2019 regarding our long-term incentive plans, under which our common stock is authorized for issuance to employees, consultants and directors of us, the General Partner and their affiliates. Our sole equity compensation plan, under which we will make equity grants, is our Amended and Restated 2010 Stock Incentive Plan, which was approved by our stockholders on May 22, 2017.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	-	-	8,172,815

(1)

Generally, awards of restricted stock, restricted stock units and performance share units to our officers and employees under the Stock Incentive Plan are subject to vesting over time as determined by the Compensation Committee and, prior to vesting, are subject to forfeiture. Stock incentive plan awards may vest in other circumstances, as approved by the Compensation Committee and reflected in an award agreement. Restricted stock, restricted stock units and performance share units are issued, subject to vesting, on the date of grant. The Compensation Committee may provide that dividends on restricted stock, restricted stock units or performance share units are subject to vesting and forfeiture provisions, in which case such dividends would be held, without interest, until they vest or are forfeited.

TRANSACTIONS WITH RELATED PERSONS

Our Relationship with Targa Resources Partners LP and its General Partner

Our operating assets are held by subsidiaries of the Partnership and our interests in the Partnership consist of (i) a 2.0% general partner interest in the Partnership and (ii) all of the outstanding common units of the Partnership.

Reimbursement of Operating and General and Administrative Expense

Under the terms of the Partnership’s partnership agreement (the “partnership agreement”), the Partnership reimburses us for all direct and indirect expenses, as well as expenses otherwise allocable to the Partnership in connection with the operation of the Partnership’s business, incurred on the Partnership’s behalf, which includes operating and direct expenses, including compensation and benefits of operating personnel, including 401(k), pension and health insurance benefits, and for the provision of various general and administrative services for the Partnership’s benefit. We perform centralized corporate functions for the Partnership, such as legal, accounting, treasury, insurance, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, engineering and marketing. The General Partner determines the amount of general and administrative expenses to be allocated to the Partnership in accordance with the partnership agreement. Other than our direct costs of being a reporting company, so long as our operating assets are held by subsidiaries of the Partnership, substantially all of our general and administrative costs have been, and will continue to be, allocated to the Partnership.

Competition

We are not restricted, under the Partnership’s partnership agreement, from competing with the Partnership. We may acquire, construct or dispose of additional midstream energy or other assets in the future without any obligation to offer the Partnership the opportunity to purchase or construct those assets.

Contracts with Affiliates

Indemnification Agreements with Directors and Officers

We have entered into indemnification agreements with each of our directors and officers, including directors and officers who serve or served as directors and/or officers of the General Partner. Each indemnification agreement provides that we will indemnify and hold harmless each indemnitee for Expenses (as defined in the indemnification agreement) to the fullest extent permitted or authorized by law, including the Delaware General Corporation Law, in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if we and the indemnitee are jointly liable in the proceeding, we will contribute funds to the indemnitee for his or her Expenses in proportion to relative benefit and fault of us and indemnitee in the transaction giving rise to the proceeding.

Each indemnification agreement also provides that we will indemnify the indemnitee for monetary damages for actions taken as our director or officer or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be but only if (i) the indemnitee acted in good faith and, in the case of conduct in his or her official capacity, in a manner he reasonably believed to be in our best interests and, in all other cases, not opposed to our best interests and (ii) in the case of a criminal proceeding, the indemnitee must have had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreement also provides that we must advance payment of certain Expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is ultimately determined that the indemnitee is not entitled to indemnification.

Transactions with Related Persons

Relationship with Sajet Resources LLC

In December 2010, immediately prior to Targa’s initial public offering, Sajet Resources LLC (“Sajet”) was spun-off from Targa. At the time, Rene Joyce, James Whalen and Joe Bob Perkins, directors of Targa, were also directors of Sajet. Joe Bob Perkins, James Whalen, Michael Heim, Jeffrey McParland, Paul Chung, and Matthew Meloy, executive officers of Targa at the time, were also executive officers of Sajet. The current directors of Sajet are Paul Chung, Jennifer Kneale, Chris McEwan and Matthew Meloy. The current executive officers of Sajet are Joe Bob Perkins, Matthew Meloy, Robert Muraro, Jennifer Kneale, Paul Chung and Julie Boushka. The primary assets of Sajet are real property. Sajet also holds (i) an ownership interest in Floridian Natural Gas Storage Company, LLC through a December 2016 merger with Tesla Resources LLC and (ii) an ownership interest in Allied CNG Ventures LLC. Former holders of our pre-IPO common equity, including certain of our current and former executives, managers and directors collectively own an 18% interest in Sajet. We hold three outstanding promissory notes from Sajet in the amounts of $9.9 million, $0.5 million and $0.2 million. The interest rate on each of the promissory notes accrues at the prime rate plus six percent annum.

Since March 2018, Sajet has been accounted for on a consolidated basis in our consolidated financial statements.

Relationship with Apache Corp.

Rene R. Joyce, a director of Targa and of the Partnership’s general partner, is also a director of Apache Corporation (“Apache”) with whom we purchase and sell natural gas and NGLs and engage in construction services. During 2019, we made sales to Apache of $0.5 million and purchases of $102.8 million from Apache.

Relationship with Kansas Gas Service and NJR Energy Services Company

Robert B. Evans, a director of Targa and of the Partnership’s general partner, is also a director of ONE Gas, Inc. (“ONE”). We have commercial arrangements with Kansas Gas Service (“Kansas Gas”), a division of ONE. During 2019, we transacted sales of $22.2 million with Kansas Gas.

Mr. Evans also serves as a director New Jersey Resources Corporation (“NJR”). We have gas purchase and sale arrangements with NJR Energy Services Company (“NJR Services”), a subsidiary of NJR. During 2019, we made sales of $9.1 million to NJR Services and purchases of $29.7 million from NJR Services.

Relationships with Southern Company Gas, EOG Resources Inc., and Intercontinental Exchange, Inc.

Charles R. Crisp, a director of the Company and of the Partnership’s general partner, is a director of Southern Company Gas, parent company of Sequent Energy Management, LP (“Sequent”) and Northern Illinois Gas Company d/b/a NICOR Energy (“NICOR”). We purchase and sell natural gas and NGL products from and to Sequent and sell natural gas products to NICOR. In addition, we purchase electricity from Mississippi Power (“MS Power”), an affiliate of Southern Company, parent company of Southern Company Gas. Mr. Crisp also serves as a director of EOG Resources, Inc. (“EOG”), from whom we purchase natural gas and from whom, together with EOG’s subsidiary EOG Resources Marketing, Inc. (“EOG Marketing”), we purchase crude oil. We also bill EOG and EOG Marketing for well connections to our gathering systems and associated equipment, and for services to operate certain EOG and jointly owned gas and crude oil gathering facilities. Mr. Crisp is also a director of Intercontinental Exchange, Inc. (“ICE Group”), parent company of ICE US OTC Commodity Markets LLC from whom we purchase brokerage services, NYSE Market Inc. and ICE NGX Canada Inc., which provide platform services utilized by us for the purchase and sale of physical gas and natural gas liquids with third parties. The following table shows our transactions with each of these entities during 2019:

Entity	Sales	Purchases
	(in millions)
Sequent	$57.9	$7.0
NICOR	0.5	—
MS Power	—	0.5
EOG	20.9	7.7
ICE Group	11.8	12.9

Relationship with Southwest Energy LP

Ershel C. Redd Jr., a director of Targa and of the Partnership’s general partner, has an immediate family member who is an officer and part owner of Southwest Energy LP (“Southwest Energy”) from and to whom we purchase and sell natural gas and NGL products. During 2019, we made sales to Southwest Energy of $16.9 million and purchases of $3.5 million from Southwest Energy.

Relationship with Intercontinental Exchange, Inc.

Jennifer R. Kneale, Chief Financial Officer of Targa and of the Partnership’s general partner, has an immediate family member who is an officer of ICE Group. During 2019, we made sales to ICE Group of $11.8 million and purchases of $12.9 million from ICE Group.

Relationship with Kosmos Energy Gulf of Mexico Operations

Chris Tong, a director of Targa and of the Partnership’s general partner, was also a director of Kosmos Energy Ltd. (“Kosmos”) from 2011 until September 2019. We have gas purchase and sale arrangements with Kosmos Energy Gulf of Mexico Operations (“Kosmos Energy”), a subsidiary of Kosmos. During 2019, we made purchases of $0.5 million from Kosmos Energy.

These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between the General Partner and its affiliates (including us), on the one hand, and the Partnership and its other limited partners, on the other hand. The directors and officers of the General Partner have fiduciary duties to manage the General Partner and us, if applicable, in a manner beneficial to our owners. At the same time, the General Partner has a fiduciary duty to manage the Partnership in a manner beneficial to it and its limited partners. Please see “—Review, Approval or

Ratification of Transactions with Related Persons” below for additional detail of how these conflicts of interest will be resolved.

Review, Approval or Ratification of Transactions with Related Persons

Our policies and procedures for approval or ratification of transactions with “related persons” are not contained in a single policy or procedure. Instead, they are reflected in the general operation of our Board of Directors, consistent with past practice. We distribute and review a questionnaire to our executive officers and directors requesting information regarding, among other things, certain transactions with us in which they or their family members have an interest. Pursuant to our Code of Conduct, our officers and directors are required to avoid any activity or interest that creates a conflict of interest between them and us or any of our subsidiaries, unless the conflict is disclosed and pre-approved by our Board of Directors.

Whenever a conflict arises between the General Partner or its affiliates, on the one hand, and the Partnership or any other partner, on the other hand, the General Partner will resolve that conflict. The Partnership’s partnership agreement contains provisions that modify and limit the General Partner’s fiduciary duties to the Partnership’s limited partners. The partnership agreement also restricts the remedies available to limited partners for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

The General Partner will not be in breach of its obligations under the partnership agreement or its duties to the Partnership or its limited partners if the resolution of the conflict is:

•	approved by the General Partner’s conflicts committee, although the General Partner is not obligated to seek such approval;
•

approved by the vote of a majority of the Partnership’s outstanding common units, excluding any common units owned by the General Partner or any of its affiliates (affiliates of the General Partner currently own all of the Partnership’s outstanding common units);

•	on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; or
•

fair and reasonable to the Partnership, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to the Partnership.

The General Partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. If the General Partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third or fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith and in any proceeding brought by or on behalf of any limited partner of the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in the partnership agreement, the General Partner or its conflicts committee may consider any factors they determine in good faith to consider when resolving a conflict. When the partnership agreement provides that someone act in good faith, it requires that person to believe he is acting in the best interests of the Partnership.

Director Independence

Mses. Bowman and Fulton and Messrs. Crisp, Davis, Evans, Joyce, Redd and Tong are our independent directors under the NYSE’s listing standards. Our Board of Directors examined the commercial relationships between us and companies for whom our independent directors serve as directors or with whom family members of our independent directors have an employment relationship. The commercial relationships reviewed consisted of product and services purchases and product sales at market prices consistent with similar arrangements with unrelated entities.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee operates under a written charter approved by the Board of Directors. The charter, among other things, provides that the Audit Committee has authority to appoint, retain and oversee the independent auditor and is available on our website at https://targaresources.gcs-web.com/static-files/6ea64111-a34e-43cb-bd13-c7df096f1f3f. At the time of the filing of our Annual Report on Form 10-K for the year ended December 31, 2019, Mses. Bowman and Fulton and Mr. Redd were the members of our Audit Committee.

In this context, the Audit Committee:

•

reviewed and discussed the audited financial statements in our Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•

reviewed with PricewaterhouseCoopers LLP, our independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•

received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence from the Company and its subsidiaries, and has discussed with PricewaterhouseCoopers LLP the firm’s independence;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the accounting standards as adopted by the Public Company Accounting Oversight Board;
•

discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting;

•

based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC; and

•	approved the selection and appointment of PricewaterhouseCoopers LLP to serve as our independent auditors.

This report has been furnished by the members of the Audit Committee of the Board of Directors:

Audit Committee

Laura C. Fulton, Chairman

Beth A. Bowman

Ershel C. Redd Jr.

The report of the Audit Committee in this report shall not be deemed incorporated by reference into any other filing by Targa Resources Corp. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

ITEM TWO
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent auditors of the Company for 2020. PricewaterhouseCoopers LLP has audited the Company’s consolidated financial statements since 2005. The 2019 audit of the Company’s annual consolidated financial statements was completed on February 20, 2020.

The Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the selection of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

The Audit Committee has approved the use of PricewaterhouseCoopers LLP as our independent principal accountant. All services provided by our independent principal accountant are subject to pre-approval by the Audit Committee. The Audit Committee is informed of each engagement of the independent principal accountant to provide services to us.

We have engaged PricewaterhouseCoopers LLP as our independent principal accountant. The following table summarizes fees we were billed by PricewaterhouseCoopers LLP for independent auditing, tax and related services for each of the last two fiscal years:

	2019	2018
	(In millions)
Audit fees (1)	$4.8	$4.6
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	0.2	0.3
	$5.0	$4.9

(1)

Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with (i) the integrated audit of our annual financial statements and internal control over financial reporting, (ii) the review of our quarterly financial statements or (iii) those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters. This information is presented as of the latest practicable date for this proxy statement.

(2)

Audit-related fees represent amounts we were billed in each of the years presented for assurance and related services that are reasonably related to the performance of the annual audit or quarterly reviews of our financial statements and are not reported under audit fees.

(3)	Tax fees represent amounts we were billed in each of the years presented for professional services rendered in connection with tax compliance.
(4)	All other fees represent amounts we were billed in each of the years presented for services not classifiable under the other categories listed in the table above.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Vote Required

The affirmative vote of a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the 2020 Annual Meeting is required for approval of Item 2. Brokers have discretionary authority in the absence of timely instructions from you to vote on this proposal. Please see “Quorum and Voting—Vote Required” for further information regarding the impact of abstentions and broker non-votes.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the independent auditors of the Company for 2020.

ITEM THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

We are asking our stockholders to provide advisory, non-binding approval of the compensation paid to our named executive officers, as described in the “Executive Compensation and Other Information” section of this proxy statement, beginning on page 13. Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the CD&A section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy is to pay our executives based on performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, other companies in the same and closely related industries, and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our named executive officers (including potential payouts upon a termination or change of control) are reasonable and not excessive. As you consider this Item 3, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including information about our compensation philosophy and objectives and the past compensation of our named executive officers, and to review the tabular disclosures regarding named executive officer compensation together with the accompanying narrative disclosures in the “Executive Compensation and Other Information” section of this proxy statement. Among the program features incorporated by the Compensation Committee to align with our executive compensation philosophy are the following:

•	annual base salary, which is annual fixed-cash compensation that is a critical factor in attracting and retaining qualified talent;
•

annual variable incentive bonus awards, paid in the form of restricted stock units to our CEO and in the form of cash for our other executive officers for 2019, tied to the achievement of key financial, operational and strategic objectives based on a rigorous, holistic evaluation of performance, ultimately subject to the Compensation Committee’s business judgement; and

•

a combination of restricted stock unit awards and performance share unit awards under our stock incentive plan to promote alignment with our stockholders by tying a majority of our executive officers’ compensation to creation of long-term value and by encouraging executives to build meaningful equity ownership stakes.

Section 14A of the Exchange Act requires, among other things, that we provide stockholders with the opportunity to vote to approve, on an advisory basis, our named executive officers’ compensation as disclosed in this proxy statement in accordance with the rules of the SEC. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

As an advisory vote, Item 3 is not binding on our Board of Directors or the Compensation Committee, will not overrule any decisions made by our Board of Directors or the Compensation Committee, and will not require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers. In particular, to the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Text of the Resolution to be Adopted

We are asking stockholders to vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, the 2019 Summary Compensation Table and the other related tables and disclosures.”

Vote Required

The affirmative vote of a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the 2020 Annual Meeting is required for approval of Item 3. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Please see “Quorum and Voting—Vote Required” for further information regarding the impact of abstentions and broker non-votes.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

STOCKHOLDER PROPOSALS FOR 2021; IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for action at the 2021 annual meeting of Stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than December 3, 2020, unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.

Any stockholder of the Company who desires to submit a proposal for action at the 2021 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between January 19, 2021 and February 18, 2021, unless the Company notifies the stockholders otherwise.

“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board of Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. When recommending director candidates, the Nominating and Governance Committee considers and reviews each candidate’s relevant skills and experience, business judgment, service on boards of directors of other companies, personal and professional integrity, including commitment to the Company’s core values, openness and ability to work as part of a team, the overall variety and mix of experience, skills, attributes and viewpoints of the Board of Directors, taken as a whole, willingness to commit the required time to serve as a board member and familiarity with the Company and its industry.

Although the Nominating and Governance Committee does not have a formal policy with respect to diversity, the Committee considers the diversity of, and the optimal enhancement of the current mix of talent and experience on the Board of Directors and endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints. The Nominating and Governance Committee believes it has achieved that balance through the representation on the Board of Directors of members having experience in various sectors of the energy industry, finance, accounting and investment analysis, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers and stockholders. In addition, the Nominating and Governance Committee from time to time may engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2021 if that nomination is submitted in writing, between January 19, 2021 and February 18, 2021, to Targa Resources Corp., 811 Louisiana Street, Suite 2100, Houston, Texas 77002, Attention: Secretary. The Nominating and Governance Committee treats recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

a)	the nominee’s name, address and other personal information;
b)	the number of shares of each class and series of stock of the Company held by such nominee;

c)	the nominating stockholder’s name, residential address and telephone number, and business address and telephone number; and
d)	all other information required to be disclosed pursuant to Regulation 14A of the Securities and Exchange Act of 1934.

Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of the Company’s applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Written requests for inclusion of any stockholder proposal should be addressed to Targa Resources Corp., 811 Louisiana Street, Suite 2100, Houston, Texas 77002, Attention: Secretary. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

Solicitation of Proxies may be made by internet, mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Alliance Advisors, LLC to assist in solicitation for an initial fee of $18,000 and the reimbursement of out-of-pocket expenses. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting and at the Annual Meeting.

PROXY MATERIALS, ANNUAL REPORT AND OTHER INFORMATION

The Company’s Annual Report on Form 10-K for the year ended December 31, 2019 is being made available to stockholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, will be sent to any stockholder without charge upon written request. One copy of the Notice, this proxy statement and our Annual Report on Form 10-K (the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. A copy of the Proxy Materials will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, Targa Resources Corp., 811 Louisiana Street, Suite 2100, Houston, Texas 77002 or by calling (713) 584-1133. The Company’s Annual Report on Form 10-K is also available at the SEC’s website in its EDGAR database at www.sec.gov.

INTERNET AND PHONE VOTING

For shares of stock that are registered in your name, you may vote by internet or phone using procedures provided by Alliance Advisors, LLC. Votes submitted by internet or phone must be received by 11:59 p.m., Central Time, on May 18, 2020. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.

For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company’s transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your proxy card or voting instruction card to determine whether you can vote by phone or electronically.

******

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIALS, BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,

/s/ Regina L. Gregory

Regina L. Gregory

Secretary

Houston, Texas

March 27, 2020

Targa Resources Corp. 2020 Annual Meeting of Stockholders May 19, 2020 8:00 a.m. Central Time 811 Louisiana Street Suite 2100 Houston, Texas 77002 This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Targa Resources Corp. hereby acknowledge receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2020 Annual Meeting of Stockholders and the Form 10-K for the fiscal year ended December 31, 2019 and hereby appoint Jennifer R. Kneale and Regina L. Gregory, or either of them, as proxies, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Targa Resources Corp. to be held on May 19, 2020 or at any postponement or adjournment thereof. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any postponement or adjournment thereof. Should the undersigned be present and choose to vote at the Annual Meeting, and once the Corporate Secretary is notified of the decision to terminate this proxy, then the power of the proxies will be terminated. The shares represented by this proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR all nominees listed in Item 1 and FOR Items 2 and 3. If any other matters come properly before the meeting, the person named in this proxy will vote in their discretion. Continued and to be signed on the reverse side PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 19, 2020. The Proxy Statement is available at http://www.viewproxy.com/Targa/2020

w Please mark your votes like this ☒ The Board of Directors Recommends a vote FOR each of the nominees listed in Item 1 and FOR Items 2 and 3. 1. Election of Directors: 01 Charles R. Crisp 02 Laura C. Fulton 03 James W. Whalen FOR AGAINST ABSTAIN ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ 2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2020. ☐ FOR ☐ AGAINST ☐ ABSTAIN 3. Approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC. ☐ FOR ☐ AGAINST ☐ ABSTAIN Date DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) Signature Signature Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Address Change: (If you noted any Address Changes above, please mark box.) ☐ Please indicate if you plan to attend this meeting ☐ CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. TARGA RESOURCES CORP. As a shareholder of Targa Resources Corp., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., CT on May 18, 2020. SCAN TO VIEW MATERIALS & VOTE CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone ( INTERNET Vote Your Proxy on the Internet: Go to www.AALVote.com/TRGP Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.